Exhibit 99.1
REVISED PORTIONS OF CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006
Explanatory Note
           The financial information contained in Items 6 and 7 has been derived from our revised consolidated financial statements and reflects the retrospective application of the provisions of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) AUG AIR-1, Accounting for Planned Major Maintenance Activities, which is discussed further in Note 2 to the consolidated financial statements. This information should be read in conjunction with our consolidated financial statements and accompanying notes thereto included in Item 8 of this Exhibit 99.1.
PART II
Item 6.  Selected Financial and Operating Data
     The following table shows selected historical financial and operating data of Calumet Specialty Products Partners, L.P. and its consolidated subsidiaries (“Calumet”) and Calumet Lubricants Co., Limited Partnership (“Predecessor”). The selected historical financial data as of December 31, 2005, 2004, 2003 and 2002 and for the years ended December 31, 2005, 2004, 2003 and 2002, are derived from the consolidated financial statements of the Predecessor. The results of operations for the year ended December 31, 2006 for Calumet include the results of operations of the Predecessor for the period of January 1, 2006 through January 31, 2006.
     None of the assets or liabilities of the Predecessor’s Rouseville wax processing facility, Reno wax packaging facility and Bareco wax marketing joint venture, which are included in the historical financial statements, were contributed to us at the closing of the initial public offering on January 31, 2006.
     The following table includes the non-GAAP financial measures EBITDA and Adjusted EBITDA. For a reconciliation of EBITDA and Adjusted EBITDA to net income and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated in accordance with GAAP, please read “Non-GAAP Financial Measures.”
     We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes included in Item 8 “Financial Statements” of this Annual Report on Form 10-K except for operating data such as sales volume, feedstock runs and refinery production. The table also should be read together with Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Summary of Operations Data:
Sales	$1,641,048	$1,289,072	$539,616	$430,381	$316,350
Cost of sales	1,436,108	1,147,117	501,973	385,396	269,235

Gross profit	204,940	141,955	37,643	44,985	47,115
Operating costs and expenses:
Selling, general and administrative	20,430	22,126	13,133	9,432	9,066
Transportation	56,922	46,849	33,923	28,139	25,449
Taxes other than income taxes	3,592	2,493	2,309	2,419	2,404
Other	863	871	839	905	1,392
Restructuring, decommissioning and asset impairments(1)	—	2,333	317	6,694	—

Total operating income (loss)	123,133	67,283	(12,878)	(2,604)	8,804

Other income (expense):
Equity in income (loss) of unconsolidated affiliates	—	—	(427)	867	2,442
Interest expense	(9,030)	(22,961)	(9,869)	(9,493)	(7,435)
Interest income	2,951	204	17	—	—
Debt extinguishment costs	(2,967)	(6,882)	—	—	—

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Realized gain (loss) on derivative instruments	(30,309)	2,830	39,160	(961)	1,058
Unrealized gain (loss) on derivative instruments	12,264	(27,586)	(7,788)	7,228	—
Other	(274)	38	66	32	88

Total other income (expense)	(27,365)	(54,357)	21,159	(2,327)	(3,847)

Net income (loss) before income taxes	95,768	12,926	8,281	(4,931)	4,957
Income tax expense	190	—	—	—	—

Net income (loss)	$95,578	$12,926	$8,281	$(4,931)	$4,957

Balance Sheet Data (at period end):
Property, plant and equipment, net	$191,732	$127,846	$126,585	$89,938	$85,995
Total assets	531,651	401,924	319,396	219,066	219,922
Accounts payable	78,752	44,759	58,027	32,263	34,072
Long-term debt	49,500	267,985	214,069	146,853	141,968
Partners’ capital	385,267	43,940	37,802	29,521	34,449
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$166,768	$(34,001)	$(612)	$7,048	$(4,326)
Investing activities	(75,803)	(12,903)	(42,930)	(11,940)	(9,924)
Financing activities	(22,183)	40,990	61,561	4,884	14,209
Other Financial Data:
EBITDA	$119,586	$53,155	$25,077	$11,331	$18,268
Adjusted EBITDA	104,458	85,821	34,711	6,110	16,277
Operating Data (bpd):
Total sales volume(2)	50,345	46,953	24,658	23,616	19,110
Total feedstock runs(3)	51,598	50,213	26,205	25,007	21,665
Total refinery production(4)	50,213	48,331	26,297	25,204	21,587

(1)	Incurred in connection with the decommissioning of the Rouseville, Pennsylvania facility, the termination of the Bareco joint venture and the closing of the Reno, Pennsylvania facility, none of which were contributed to Calumet Specialty Products Partners, L.P. in connection with the closing of our initial public offering.

(2)	Total sales volume includes sales from the production of our refineries and sales of inventories.

(3)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our refineries.

(4)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at our refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Non-GAAP Financial Measures
     We include in this Annual Report on Form 10-K the non-GAAP financial measures EBITDA and Adjusted EBITDA, and provide reconciliations of EBITDA and Adjusted EBITDA to net income and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
     EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and meet minimum quarterly distributions;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     We define EBITDA as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition. Adjusted EBITDA means, for any period: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder. We are required to maintain a consolidated leverage ratio of consolidated debt to Adjusted EBITDA, after giving effect to any proposed distributions, of no greater than 3.75 to 1 in order to make distributions to our unitholders.
     EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating incomenet cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA and Adjusted EBITDA in the same manner. The following table presents a reconciliation of both net income to EBITDA and Adjusted EBITDA and Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Reconciliation of net income to EBITDA and Adjusted EBITDA:
Net income (loss)	$95,578	$12,926	$8,281	$(4,931)	$4,957
Add:
Interest expense and debt extinguishment costs	11,997	29,843	9,869	9,493	7,435
Depreciation and amortization	11,821	10,386	6,927	6,769	5,876
Income tax expense	190	—	—	—	—

EBITDA	$119,586	$53,155	$25,077	$11,331	$18,268

Add:
Unrealized losses (gains) from mark to market accounting for hedging activities	$(13,145)	$27,586	$7,788	$(7,228)	$—
Non-cash impact of restructuring, decommissioning and asset impairments	—	1,766	(1,276)	2,250	—
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(1,983)	3,314	3,122	(243)	(1,991)

Adjusted EBITDA	$104,458	$85,821	$34,711	$6,110	$16,277

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities:
Adjusted EBITDA	$104,458	$85,821	$34,711	$6,110	$16,277
Add:
Unrealized (losses) gains from mark to market accounting for hedging activities	13,145	(27,586)	(7,788)	7,228	—
Non-cash impact of restructuring, decommissioning and asset impairments	—	(1,766)	1,276	(2,250)	—
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	1,983	(3,314)	(3,122)	243	1,991

EBITDA	$119,586	$53,155	$25,077	$11,331	$18,268

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Add:
Interest expense and debt extinguishment costs	(11,997)	(29,843)	(9,869)	(9,493)	(7,435)
Income taxes	(190)	—	—	—	—
Restructuring charge	—	1,693	—	874	—
Provision for doubtful accounts	172	294	216	12	16
Equity in (loss) income of unconsolidated affiliates	—	—	427	(867)	(2,442)
Dividends received from unconsolidated affiliates	—	—	3,470	750	2,925
Debt extinguishment costs	2,967	4,173	—	—	—
Changes in assets and liabilities:
Accounts receivable	16,031	(56,878)	(19,399)	(4,670)	(1,025)
Inventory	(2,554)	(25,441)	(20,304)	15,547	(16,984)
Other current assets	16,183	569	(11,596)	(563)	1,295
Derivative activity	(13,143)	31,598	5,046	(6,265)	(3,682)
Accounts payable	33,993	(13,268)	25,764	(1,809)	9,587
Accrued liabilities	657	5,293	957	1,004	(1,657)
Other, including changes in noncurrent assets and liabilities	5,063	(5,346)	(401)	1,197	(3,192)

Net cash provided by (used in) operating activities	$166,768	$(34,001)	$(612)	$7,048	$(4,326)

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The historical consolidated financial statements included in this Annual Report on Form 10-K reflect all of the assets, liabilities and results of operations of Calumet Specialty Products Partners, L.P. (“Calumet”) when used in the present tense, prospectively or for historical periods since January 31, 2006 and Calumet Lubricants Co., Limited Partnership (“Predecessor”) for historical periods prior to January 31, 2006 where applicable. These historical consolidated financial statements include the results of operations of the Rouseville and Reno facilities, which have been closed. The following discussion analyzes the financial condition and results of operations of Calumet for the year ended December 31, 2006 and the Predecessor for the years ended December 31, 2005 and 2004. The financial condition and results of operations for the year ended December 31, 2006 are of Calumet and include the results of operation of the Predecessor from January 1, 2006 to January 31, 2006. Unitholders should read the following discussion and analysis of the financial condition and results of operations for Calumet in conjunction with the historical consolidated financial statements and notes of Calumet included elsewhere in this Annual Report on Form 10-K.
Overview
     We are a leading independent producer of high-quality, specialty hydrocarbon products in North America. Our business is organized into two segments: specialty products and fuel products. In our specialty products segment, we process crude oil into a wide variety of customized lubricating oils, solvents and waxes. Our specialty products are sold to domestic and international customers who purchase them primarily as raw material components for basic industrial, consumer and automotive goods. In our fuel products segment, we process crude oil into a variety of fuel and fuel-related products including unleaded gasoline, diesel and jet fuel. In connection with our production of specialty products and fuel products, we also produce asphalt and a limited number of other by-products. The asphalt and other by-products produced in connection with the production of specialty products at the Princeton, Cotton Valley and Shreveport refineries are included in our specialty products segment. The by-products produced in connection with the production of fuel products at the Shreveport refinery are included in our fuel products segment. The fuels produced in connection with the production of specialty products at the Princeton and Cotton Valley refineries are included in our specialty products segment. For the year ended December 31, 2006, approximately 75.1% of our gross profit was generated from our specialty products segment and approximately 24.9% of our gross profit was generated from our fuel products segment.
     Subsequent to the acquisition of the Shreveport refinery, our Predecessor streamlined its wax processing and marketing operations by decommissioning its Rouseville facility, closing its Reno facility and terminating its Bareco wax marketing joint venture. None of the assets or liabilities of our Predecessor’s Rouseville facility, Reno facility or Bareco joint venture were contributed to Calumet Specialty Products Partners, L.P. in connection with the closing of our initial public offering on January 31, 2006. Our Predecessor began decommissioning the Rouseville facility in 2003 and completed the decommissioning in 2005. This resulted in restructuring costs of $6.7 million in 2003 and $0.3 million in 2004. In 2005, our Predecessor closed the Reno facility for a restructuring and decommissioning cost of $2.2 million. The combined net book value of the Reno and Rouseville operations was not included within the net assets contributed to Calumet by our Predecessor, and therefore are not included within our results of operations subsequent to January 31, 2006.

     Our fuel products segment began operations in 2004, as we substantially completed the approximately $39.7 million reconfiguration of the Shreveport refinery to add motor fuels production, including gasoline, diesel and jet fuel, to its existing specialty products slate as well as to increase overall feedstock throughput. The project was fully completed in February 2005. The reconfiguration was undertaken to capitalize on strong fuels refining margins, or crack spreads, relative to historical levels, to utilize idled assets, and to enhance the profitability of the Shreveport refinery’s specialty products segment by increasing overall refinery throughput. We have commenced construction of an expansion project at our Shreveport refinery to increase throughput capacity and feedstock flexibility. Please read “Liquidity and Capital Resources — Capital Expenditures” below.
     Our sales and net income are principally affected by the price of crude oil, demand for specialty and fuel products, prevailing crack spreads for fuel products, the price of natural gas used as fuel in our operations and our results from derivative instrument activities.
     Our primary raw material is crude oil and our primary outputs are specialty petroleum and fuel products. The prices of crude oil, specialty and fuel products are subject to fluctuations in response to changes in supply, demand, market uncertainties and a variety of additional factors beyond our control. We monitor these risks and enter into financial derivatives designed to mitigate the impact of commodity price fluctuations on our business. The primary purpose of our commodity risk management activities is to economically hedge our cash flow exposure to commodity price risk so that we can meet our cash distribution, debt service and capital expenditure requirements despite fluctuations in crude oil and fuel products prices. We enter into derivative contracts for future periods in quantities which do not exceed our projected purchases of crude oil and sales of fuel products. Please read Item 7A “Quantitative and Qualitative Disclosures about Market Risk — Commodity Price Risk.” As of December 31, 2006, we have hedged 28.8 million barrels of fuel products selling prices through December 2011 at an average refining margin of $12.00 per barrel and average refining margins range from a low of $9.13 in 2011 to a high of $12.66 in the third and fourth quarters of 2007. Please refer to Item 7A “Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Risk — Existing Commodity Derivative Instruments” for a detailed listing of our hedge positions.
     Our management uses several financial and operational measurements to analyze our performance. These measurements include the following:
•	Sales volumes;

•	Production yields; and

•	Specialty products and fuel products gross profit.
     Sales volumes.  We view the volumes of specialty and fuels products sold as an important measure of our ability to effectively utilize our refining assets. Our ability to meet the demands of our customers is driven by the volumes of crude oil and feedstocks that we run at our refineries. Higher volumes improve profitability both through the spreading of fixed costs over greater volumes and the additional gross profit achieved on the incremental volumes.
     Production yields.  We seek the optimal product mix for each barrel of crude oil we refine in order to maximize our gross profits and minimize lower margin by-products which we refer to as production yield.
     Specialty products and fuel products gross profit.  Specialty products and fuel products gross profit are an important measure of our ability to maximize the profitability of our specialty products and fuel products segments. We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, fuel, utilities, contract services, maintenance and processing materials. We use specialty products and fuel products gross profit as an indicator of our ability to manage our business during periods of crude oil and natural gas price fluctuations, as the prices of our specialty products and fuel products generally do not change immediately with changes in the price of crude oil and natural gas. The increase in selling prices typically lags behind the rising costs of crude oil feedstocks for specialty products. Other than plant fuel, production-related expenses generally remain stable across broad ranges of throughput volumes, but can fluctuate depending on the maintenance and turnaround activities performed during a specific period. Maintenance expense includes accruals for turnarounds and other maintenance expenses.
     In addition to the foregoing measures, we also monitor our general and administrative expenditures, substantially all of which are incurred through our general partner, Calumet GP, LLC.

     Results of Operations
     The following table sets forth information about our combined refinery operations. Refinery production volume differs from sales volume due to changes in inventory.

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004
Total sales volume (bpd)(1)	50,345	46,953	24,658
Total feedstock runs (bpd)(2).	51,598	50,213	26,205
Refinery production (bpd)(3):
Specialty products:
Lubricating oils	11,436	11,556	9,437
Solvents	5,361	4,422	4,973
Waxes	1,157	1,020	1,010
Asphalt and other by-products	6,596	6,313	5,992
Fuels	2,038	2,354	3,931

Total	26,588	25,665	25,343

Fuel products:
Gasoline	9,430	8,278	3
Diesel	6,823	8,891	583
Jet fuel	6,911	5,080	342
By-products	461	417	26

Total	23,625	22,666	954

Total refinery production	50,213	48,331	26,297

(1)	Total sales volume includes sales from the production of our refineries and sales of inventories.

(2)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our refineries.

(3)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at our refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
     The following table sets forth information about the sales of our principal products.

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004
	(In millions)
Specialty products:
Lubricating oils	$509.9	$394.4	$251.9
Solvents	201.9	145.0	114.7
Waxes	61.2	43.6	39.5
Fuels	41.3	44.0	72.7
Asphalt and other by-products	98.8	76.3	51.2

Total	913.1	703.3	530.0

Fuel products:
Gasoline	336.7	223.6	—
Diesel	207.1	230.9	3.3
Jet fuel	176.4	121.3	—
By-products	7.7	10.0	6.3

Total	727.9	585.8	9.6

Consolidated sales	$1,641.0	$1,289.1	$539.6

     The following table reflects our consolidated results of operations.

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004
	(In millions)
Sales	$1,641.0	$1,289.1	$539.6
Cost of sales	1,436.1	1,147.1	502.0

Gross profit	204.9	142.0	37.6

Operating costs and expenses:
Selling, general and administrative	20.4	22.1	13.1
Transportation	56.9	46.9	34.0
Taxes other than income taxes	3.6	2.5	2.3
Other	0.9	0.9	0.8
Restructuring, decommissioning and asset impairments	—	2.3	0.3

Operating income (loss)	123.1	67.3	(12.9)

Other income (expense):
Equity in loss of unconsolidated affiliates	—	—	(0.4)
Interest expense	(9.0)	(23.0)	(9.9)
Interest income	3.0	0.2	—
Debt extinguishment costs	(3.0)	(6.9)	—
Realized gain (loss) on derivative instruments	(30.3)	2.8	39.2
Unrealized gain (loss) on derivative instruments	12.3	(27.6)	(7.8)
Other	(0.3)	0.1	0.1

Total other income (expense)	(27.3)	(54.4)	21.2
Net income before income taxes	95.8	12.9	8.3
Income tax expense	(0.2)	—	—

Net income	$95.6	$12.9	$8.3

     Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
     Sales.  Sales increased $352.0 million, or 27.3%, to $1,641.0 million in the year ended December 31, 2006 from $1,289.1 million in the year ended December 31, 2005. Sales for each of our principal product categories in these periods were as follows:

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	% Change
	(Dollars in millions)
Sales by segment:
Specialty products:
Lubricating oils	$509.9	$394.4	29.3%
Solvents	201.9	145.0	39.3%
Waxes	61.2	43.6	40.2%
Fuels(1)	41.3	44.0	(6.2)%
Asphalt and by-products(2)	98.8	76.3	29.6%

Total specialty products	913.1	703.3	29.9%

Total specialty products sales volume (in barrels)	9,165,000	8,900,000	3.0%
Fuel products:
Gasoline	$336.7	$223.6	50.6%
Diesel	207.1	230.9	(10.3)%
Jet fuel	176.4	121.3	45.4%
By-products(3)	7.7	10.0	(23.1)%

Total fuel products	727.9	585.8	24.2%

Total fuel products sales volumes (in barrels)	9,211,000	8,238,000	11.8%
Total sales	$1,641.0	$1,289.1	27.3%

Total sales volumes (in barrels)	18,376,000	17,138,000	7.2%

(1)	Represents fuels produced in connection with the production of specialty products at the Princeton and Cotton Valley refineries.

(2)	Represents asphalt and other by-products produced in connection with the production of specialty products at the Princeton, Cotton Valley and Shreveport refineries.

(3)	Represents by-products produced in connection with the production of fuels at the Shreveport refinery.
     This $352.0 million increase in sales resulted from a $209.9 million increase in sales by the specialty products segment and a $142.0 increase in sales in the fuel products segment.
     Specialty products segment sales for the year ended December 31, 2006 increased $209.9 million, or 29.9%, primarily due to a 26.1% increase in the average selling price per barrel across all product lines and a more favorable product mix of lubricating oils and solvents. Average selling prices per barrel for lubricating oils, solvents, waxes, fuels, and asphalt and by-product increased at rates comparable to or in excess of the overall 15.6% increase in the cost of crude oil per barrel during the period. In addition, specialty products segment sales were positively affected by a 3.0% increase in volumes sold, from approximately 8.9 million barrels in the year ended December 31, 2005 to 9.2 million barrels in the year ended December 31, 2006 due to increased sales volumes for lubricating oils and solvents, partially offset by decreased sales volume of fuels.
     Fuel products segment sales for the year ended December 31, 2006 increased $142.0 million, or 24.2%, partially due to an 11.1% increase in the average selling price per barrel. Average selling prices per barrel for gasoline, diesel, jet fuel, and by-products increased at rates comparable to or less than the overall 15.2% increase in the cost of crude oil per barrel for the period due to market conditions. The fuel products segment sales were also positively affected by an 11.8% increase in volumes sold attributable to the ramp-up of the fuels operations at the Shreveport refinery in the first quarter of 2005. The settlement of our fuel products cash flow hedges had an immaterial impact on fuel products segment sales for the year ended December 31, 2006.
     Gross Profit.  Gross profit increased $63.0 million, or 44.4%, to $204.9 million for the year ended December 31, 2006 from $142.0 million for the year ended December 31, 2005. Gross profit for our specialty and fuel products segments were as follows:

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	% Change
	(Dollars in millions)
Gross profit by segment:
Specialty products	$154.0	$74.9	105.7%
Percentage of sales	16.9%	10.6%
Fuel products	$50.9	$67.1	(24.1)%
Percentage of sales	7.0%	11.5%
Total gross profit	$204.9	$142.0	44.4%
Percentage of sales	12.5%	11.0%
     This $63.0 million increase in total gross profit includes an increase in gross profit of $79.2 million in the specialty products segment offset by a $16.2 million decrease in the fuel products segment.
     The increase in the specialty products segment gross profit was primarily due the average selling price per barrel increasing by 26.1%, which was more than the increase in the average cost of crude oil of 15.6% during the period. This was primarily driven by price increases across all product lines and a more favorable product mix of lubricating oils and solvents. Specialty products segment gross profit was also positively affected by 3.0% increase in sales volumes, primarily driven by solvents and waxes. The sales price and volume increases were partially offset by the recognition of $9.4 million of derivative losses on our cash flow hedges of crude oil and natural gas purchases reflected in cost of sales in the consolidated statements of operations. The segment gross profit was also positively affected by lower operating costs due to lower costs for plant fuel and maintenance.
     The decrease in the fuel products segment gross profit of $16.2 million was primarily the result of the average selling price increasing by 11.1%, which was less than the increase in the average cost of crude of 15.2%. Fuel products segment gross profit was also negatively impacted by approximately $13.4 million due primarily to increases in other material costs from the use of certain gasoline blendstocks in the third and fourth quarter of 2006 to maintain compliance with environmental regulations. The Company does not believe it will be necessary to purchase such gasoline blendstocks in 2007. Further contributing to the decrease in segment gross profit was the recognition of $1.7 million of derivative losses from our cash flow hedges of fuel products sales and crude oil purchases. These decreases were partially offset by an 11.8% increase in sales volumes, primarily in gasoline and jet fuel.
     Selling, general and administrative.  Selling, general and administrative expenses decreased $1.7 million, or 7.7%, to $20.4 million in the year ended December 31, 2006 from $22.1 million in the year ended December 31, 2005. This decrease primarily reflects decreased employee compensation costs due to incentive bonuses. This decrease was offset by increased general and administrative costs incurred as a result of being a public company.
     Transportation.  Transportation expenses increased $10.1 million, or 21.5%, to $56.9 million in the year ended December 31, 2006 from $46.8 million in the year ended December 31, 2005. The increase in transportation expense over the period is due to significant price increases for rail transportation services as well as the 3.0% increase in volumes for the specialty products segment for the year ended December 31, 2006 compared to the same period in 2005.
     Restructuring, decommissioning and asset impairments.  Restructuring, decommissioning and asset impairment expenses were $2.3 for the year ended December 31, 2005, and we incurred no such expenses in 2006. The charges recorded in 2005 related to decommissioning and asset impairment costs of the Reno wax packaging assets. No other assets impairments have occurred in 2006.
     Interest expense.  Interest expense decreased $13.9 million, or 60.7%, to $9.0 million in the year ended December 31, 2006 from $23.0 million in the year ended December 31, 2005. This decrease was primarily due to the debt refinancing in December 2005 and the repayment of debt with the proceeds of the initial public offering and follow-on equity offering, which closed on January 31, 2006 and July 5, 2006, respectively.
     Interest income.  Interest income increased $2.7 million to $3.0 million in the year ended December 31, 2006 from $0.2 million in the year ended December 31, 2005. This increase was primarily due to the investment of the remaining proceeds from our follow-on equity offering, which closed on July 5, 2006, after the pay down of indebtedness. The Predecessor did not have significant cash or cash equivalent balances during 2005.
     Debt extinguishment costs.  Debt extinguishment costs decreased to $3.0 million for the year ended December 31, 2006 compared to $6.9 million for the year ended December 31, 2005. The $6.9 million recognized in the year ended December 31, 2005 is the result of the repayment of existing credit facilities in the fourth quarter of 2005 using the proceeds of credit agreements entered into in that same period. For the year ended December 31, 2006, the debt extinguishment costs of $3.0 million resulted from the repayment of a portion of borrowings under Calumet’s term loan and revolving credit facilities using the proceeds of the initial public offering, which closed on January 31, 2006.
     Realized gain (loss) on derivative instruments.  Realized loss on derivative instruments increased $33.1 million to a $30.3 million loss in the year ended December 31, 2006 from a $2.8 million gain in the year ended December 31, 2005. This increased loss primarily was the result of the unfavorable settlement of crude oil and fuel products margin derivative contracts, which experienced decreases in market value due to rising crack spreads upon their settlement during the year ended December 31, 2006 as compared to 2005.
     Unrealized gain (loss) on derivative instruments.  Unrealized gain (loss) on derivative instruments increased $39.9 million, to a $12.3 million gain in the year ended December 31, 2006 from a $27.6 million loss for the year ended December 31, 2005. This increase is primarily due to the entire mark to market change of our derivative instruments being recorded to unrealized loss on derivative instruments in the prior year. Calumet designated certain of these derivatives as cash flow hedges on April 1, 2006 and has subsequently recorded the mark to market change on the effective portion of these hedges to accumulated other comprehensive income on the consolidated balance sheet.
  Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
     Sales.  Sales increased $749.5 million, or 138.9%, to $1,289.1 million in the year ended December 31, 2005 from $539.6 million in the year ended December 31, 2004. Sales for each of our principal product categories in these periods were as follows:

	Calumet	Predecessor
	Year Ended December 31,
	2005	2004	% Change
	(Dollars in millions)
Sales by segment:
Specialty products:
Lubricating oils	$394.4	$251.9	56.6%
Solvents	145.0	114.7	26.4%
Waxes	43.6	39.5	10.4%
Fuels(1)	44.0	72.7	(39.5)%
Asphalt and by-products(2)	76.3	51.2	48.8%

Total specialty products	703.3	530.0	32.7%

Total specialty products volume (in barrels)	8,900,000	8,807,000	1.1%
Fuel products:
Gasoline	$223.6	$—	—
Diesel	230.9	3.3	6,885.7%
Jet fuel	121.3	—	—
By-products(3)	10.0	6.3	59.0%

Total fuel products	585.8	$9.6	5,998.2%

Total fuel products sales volumes (in barrels)	8,238,000	193,000	4,168.4%
Total sales	$1,289.1	$539.6	138.9%

Total sales volumes (in barrels)	17,138,000	9,000,000	90.4%

(1)	Represents fuels produced in connection with the production of specialty products at the Princeton and Cotton Valley refineries.

(2)	Represents asphalt and other by-products produced in connection with the production of specialty products at the Princeton, Cotton Valley and Shreveport refineries.

(3)	Represents by-products produced in connection with the production of fuels at the Shreveport refinery.
     This $749.5 million increase in sales resulted primarily from the startup of our fuels operations at Shreveport in the fourth quarter of 2004, which accounted for $576.2 million of the increase, and also from a $173.3 million increase in sales by our specialty products segment.
     Specialty products segment sales for 2005 increased $173.3 million, or 32.7%, due to a 31.3% increase in the average selling price per barrel and a 1.1% increase in volumes sold, from approximately 8.8 million barrels in 2004 to 8.9 million barrels in 2005. Average selling prices per barrel for lubricating oils, solvents and fuels increased at rates comparable to or in excess of the overall 30.9% increase in the cost of crude oil per barrel during the period. Asphalt and by-product prices per barrel increased by only 7.4% due to market conditions. The slight increase in volumes sold was largely due to higher production volumes offset by downtime in February 2005 at Cotton Valley for a plant expansion project, which resulted in reduced volumes of fuels and solvents for that period. Fuel sales decreased disproportionately more than solvents because we had higher levels of inventory of solvents at Cotton Valley available for sale.
     Fuel products segment sales for 2005 increased $576.2 million which is attributable to the reconfiguration of the Shreveport refinery, which was fully completed by February 2005, and the start-up of our fuel products segment in the fourth quarter of 2004.

     Gross Profit.  Gross profit increased $104.3 million, or 277.1%, to $142.0 million for the year ended December 31, 2005 from $37.6 million for year ended December 31, 2004. Gross profit for our specialty and fuel products segments were as follows:

	Calumet	Predecessor
	Year Ended December 31,
	2005	2004	% Change
	(Dollars in millions)
Gross profit by segment:
Specialty products	$74.9	$39.9	87.3%
Percentage of sales	10.6%	7.5%
Fuel products	$67.1	$(2.3)	—
Percentage of sales	11.5%	(24.1)%
Total gross profit	$142.0	$37.6	277.1%
Percentage of sales	11.0%	7.0%
     This $104.3 million increase in total gross profit includes an increase in gross profit of $69.4 million in our fuel products segment, which began operations late in 2004, and an increase of $34.9 million in our specialty product segment gross profit which was driven by a 31.3% increase in selling prices and improved profitability on specialty products manufactured at our Shreveport refinery due to the increase in the refinery’s overall throughput largely resulting from its reconfiguration. The increase in specialty products gross profit was offset by a 30.9% increase in the average price of crude oil per barrel. During 2005, we were able to successfully increase prices on our lubricating oils, solvents and fuels at rates comparable to or in excess of the rising cost of crude oil.
     Selling, general and administrative.  Selling, general and administrative expenses increased $9.0 million, or 68.5%, to $22.1 million in the year ended December 31, 2005 from $13.1 million in the year ended December 31, 2004. This increase primarily reflects increased employee compensation costs due to incentive bonuses.
     Transportation.  Transportation expenses increased $12.9 million, or 38.1%, to $46.8 million in the year ended December 31, 2005 from $33.9 million in the year ended December 31, 2004. The year over year increase in transportation expense was due to the overall increase in volumes which was partially offset by more localized marketing of fuels products.
     Restructuring, decommissioning and asset impairments.  Restructuring, decommissioning and asset impairment expenses increased $2.0 million to $2.3 million in the year ended December 31, 2005 from $0.3 million in the year ended December 31, 2004. During 2005, we recorded a $2.2 million charge related to decommissioning and asset impairment costs of the Reno wax packaging assets. During 2004, we recorded a $0.3 million charge related to the completion of the Rouseville asset decommissioning.
     Interest expense.  Interest expense increased $13.1 million, or 132.7%, to $23.0 million in the year ended December 31, 2005 from $9.9 million in the year ended December 31, 2004. This increase was primarily due to our debt refinancing and increased borrowings under our prior credit agreements for the reconfiguration of the Shreveport facility entered into during the fourth quarter of 2004. Borrowings under the prior term loan agreement incurred interest at a fixed rate of interest of 14.0%.
     On December 9, 2005, we repaid our existing facilities from the proceeds of our current credit agreements described later in this section. This resulted in debt extinguishment costs of $6.9 million being recorded in the fourth quarter.
     Realized gain on derivative instruments.  Realized gain on derivative instruments decreased $36.3 million to $2.8 million in the year ended December 31, 2005 from $39.2 million in the year ended December 31, 2004. This decrease was primarily the result of the unfavorable settlement of crude oil and fuel products margin derivative contracts, which experienced decreases in market value upon settlement during the year ended December 31, 2005 as compared to 2004.
     Unrealized loss on derivative instruments.  Unrealized loss on derivative instruments increased $19.8 million, to $27.6 million in the year ended December 31, 2005 from $7.8 million for the year ended December 31, 2004. This increased loss is primarily due to the decline in fair value on a larger volume of crude oil and fuel products margin derivative contracts due to increased crack spreads as of December 31, 2005.

Liquidity and Capital Resources
     Our principal sources of cash have included proceeds from public offerings, issuance of private debt, bank borrowings, and cash flow from operations. Principal historical uses of cash have included capital expenditures, growth in working capital, distributions and debt service. We expect that our principal uses of cash in the future will be to finance working capital, capital expenditures, distributions and debt service.
  Cash Flows
     We believe that we have sufficient liquid assets, cash flow from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could materially adversely affect our cash flows. A material decrease in our cash flow from operations would likely produce a corollary materially adverse effect on our borrowing capacity.
     The following table summarizes our primary sources and uses of cash in the periods presented:

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004
	(Dollars in millions)
Net cash provided by (used in) operating activities	$166.8	$(34.0)	$(0.6)
Net cash used in investing activities	$(75.8)	$(12.9)	$(42.9)
Net cash provided by (used in) financing activities	$(22.2)	$41.0	$61.6
     Operating Activities.  Operating activities provided $166.8 million in cash during the year ended December 31, 2006 compared to using $34.0 million in cash during the year ended December 31, 2005. The cash provided by operating activities during the year ended December 31, 2006 primarily consisted of net income after adjusting for non-cash items of $113.9 million and $52.9 million of working capital improvements. Net income after adjustments for non-cash items increased to $113.9 million in 2006 from $32.0 million in 2005 primarily due to an increase in net income of $82.7 million. The improvements in working capital were primarily due to a $34.0 million increase in accounts payable due to improvements in payment terms with suppliers and the issuance of letters of credit, a $29.7 million decrease in current assets primarily due to lower accounts receivable as a result of decreased sales volume in the fourth quarter of 2006 as compared to the same period in 2005 and lower prepaid expenses driven by decreased prepaid crude oil purchases.
     Operating activities used $34.0 million of cash for the year ended December 31, 2005 compared to using $0.6 million of cash for the year ended December 31, 2004. This increase is primarily due to increases in accounts receivable of $56.9 million and inventory of $25.4 million, which relate to the rising price of crude oil and the increase in throughput in our fuel products segment as the Shreveport reconfiguration was completed in February 2005. The increase was also driven by the decrease in accounts payable which relates to the timing of payments and the increase in purchases from suppliers who required shorter payment terms. The increase was partially offset by the mark to market impact of derivative instruments.
     Investing Activities.  Cash used in investing activities increased to $75.8 million during the year ended December 31, 2006 as compared to $12.9 million during the year ended December 31, 2005. This increase was primarily due to the $65.5 million of additions to property, plant and equipment related to the Shreveport refinery expansion project during 2006, with no comparable expenditures in 2005. In 2005, capital expenditures primarily consisted of an upgrade to the capacity and enhancement of the product mix at our Cotton Valley refinery.
     In 2004, capital expenditures were primarily due to $36.0 million of additions related to the fuels reconfiguration at our Shreveport refinery.
     Financing Activities.  Financing activities used cash of $22.2 million for the year ended December 31, 2006 compared to providing $41.0 million for the year ended December 31, 2005. This decrease is primarily due to the use of cash from operations to make distributions to partners of $45.2 million. In addition, we used all of the proceeds of our initial public offering and a portion of the proceeds of our follow-on public offering to paydown debt during the year ended December 31, 2006. The remaining proceeds from our follow-on public offering were invested in highly liquid short-term investments and will be utilized as needed to fund the Shreveport refinery expansion project.

     Cash provided by financing activities decreased to $41.0 million for the year ended December 31, 2005 compared to $61.6 million for the year ended December 31, 2004. This decrease is primarily due to distributions to our partners of $7.3 million and increased borrowings in 2004 to finance the growth in working capital related to the startup of fuel products operations at Shreveport.
     On January 5, 2007, the Company declared a quarterly cash distribution of $0.60 per unit on all outstanding units, or $18.7 million, for the quarter ended December 31, 2006. The distribution will be paid on February 14, 2007 to unitholders of record as of the close of business on February 4, 2007. This quarterly distribution of $0.60 per unit equates to $2.40 per unit, or $74.7 million, on an annualized basis.
  Capital Expenditures
     Our capital expenditure requirements consist of capital improvement expenditures, replacement capital expenditures and environmental capital expenditures. Capital improvement expenditures include expenditures to acquire assets to grow our business and to expand existing facilities, such as projects that increase operating capacity. Replacement capital expenditures replace worn out or obsolete equipment or parts. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations. We expense all maintenance costs associated with major maintenance and repairs (facility turnarounds) through the accrue-in-advance method over the period between turnarounds. The accounting method used for facility turnarounds will change effective January 1, 2007 as discussed below in “— Recent Accounting Prounouncements.”
     The following table sets forth our capital improvement expenditures, replacement capital expenditures and environmental expenditures.

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004
	(Dollars in millions)
Capital improvement expenditures	$69.9	$10.1	$39.0
Replacement capital expenditures	$4.5	$2.2	2.6
Environmental expenditures	$1.7	$0.7	1.4

Total	$76.1	$13.0	$43.0

     We anticipate that future capital improvement requirements will be provided through long-term borrowings, other debt financings, equity offerings and/or cash on hand. Until the Shreveport refinery expansion project is complete and increases cash flow from operations per unit, as discussed in Item 1A “Risk Factors,” our ability to raise additional capital through the sale of common units is limited to 3,233,000 common units.
     Capital improvement expenditures for the year ended December 31, 2006 were primarily related to an expansion project at our Shreveport refinery to increase its throughput capacity and its production of specialty products. The expansion project involves several of the refinery’s operating units and is estimated to result in a crude oil throughput capacity increase of approximately 15,000 bpd, bringing total crude oil throughput capacity of the refinery to approximately 57,000 bpd. The expansion is expected to be completed and fully operational in the third quarter of 2007.
     As part of the Shreveport refinery expansion project, we plan to increase the Shreveport refinery’s capacity to process an additional 8,000 bpd of sour crude oil, bringing total capacity to process sour crude oil to 13,000 bpd. Of the anticipated 57,000 bpd throughput rate upon completion of the expansion project, we expect the refinery to have the capacity to process approximately 42,000 bpd of sweet crude oil and 13,000 bpd of sour crude oil, with the remainder coming from interplant feedstocks.
     During the second quarter of 2006, we began purchasing equipment for the Shreveport expansion project and have spent a total of $65.5 million on capital expenditures for the expansion through December 31, 2006, of which approximately $13.0 million relates to assets and services yet to be received. In July 2006 we completed a follow-on public offering of 3.3 million common units raising $103.5 million to fund the majority of this project. On December 27, 2006, the LDEQ approved our application for a modification of our air emissions permit for the Shreveport refinery expansion. We were required to obtain approval of this modified air emissions permit from the LDEQ prior to commencing construction of the expansion activities. Upon receipt of the permit approval from the LDEQ, we have commenced construction of the Shreveport refinery expansion project. On February 22, 2007, we received notice that on February 13, 2007 an individual filed, on behalf of the “Residents for Air Neutralization,” a Petition for Review in the 19th Judicial

District Court for East Baton Rouge Parish, Louisiana, asking the Court to review the approval granted by the LDEQ for our application for a modified air emissions permit. The Petition alleges the information in the final LDEQ decision report was inaccurate and that, based on the LDEQ’s decision to grant the modified air emissions permit, the LDEQ had not reviewed the evidence put before them properly. There is a question, unresolved at this time, concerning whether the Petition was timely filed. If it was timely filed, the LDEQ will have sixty days after service of the Petition to file the record of its proceedings with the district court. We believe that the LDEQ will be successful in defending its approval of our application for a modified air emissions permit. Neither we nor any of our subsidiaries is named at this time as a party to the Petition.
     Management estimates that Calumet will incur approximately $84.5 million of capital expenditures in calendar year 2007 on the expansion project. We currently estimate the total cost of the Shreveport refinery expansion project will be approximately $150.0 million. Cash on hand from the follow-on offering, cash flow from operations and borrowings under the secured revolving credit facility, to the extent necessary, will fund these expenditures.
  Debt and Credit Facilities
     On December 9, 2005, we repaid all of our existing indebtedness under our prior credit facilities and entered into new credit agreements with syndicates of financial institutions for credit facilities that consist of:
•	a $225.0 million senior secured revolving credit facility, with a standby letter of credit sublimit of $200.0 million; and

•	a $225.0 million senior secured first lien credit facility consisting of a $175.0 million term loan facility and a $50.0 million letter of credit facility to support crack spread hedging.
     The revolving credit facility borrowings are limited by advance rates of percentages of eligible accounts receivable and inventory (the borrowing base) as defined by the revolving credit agreement. At December 31, 2006 we had borrowings of $49.5 million under our term loan and no borrowings under our revolving credit facility. Our letters of credit outstanding as of December 31, 2006 were $42.8 million under the revolving credit facility and $50.0 million under the $50.0 million letter of credit facility to support crack spread hedging.
     The secured revolving credit facility currently bears interest at prime or LIBOR plus 150 basis points (which basis point margin may fluctuate), has a first priority lien on our cash, accounts receivable and inventory and a second priority lien on our fixed assets and matures in December 2010. On December 31, 2006, we had availability on our revolving credit facility of $136.0 million, based upon its $178.8 million borrowing base, $42.8 million in outstanding letters of credit, and no outstanding borrowings.
     The term loan facility bears interest at a rate of LIBOR plus 350 basis points and the letter of credit facility to support crack spread hedging bears interest at a rate of 3.5%. Each facility has a first priority lien on our fixed assets and a second priority lien on our cash, accounts receivable and inventory and matures in December 2012. Under the terms of our term loan facility, we applied a portion of the net proceeds we received from our initial public offering and the underwriters’ over-allotment option as a repayment of the term loan facility, and are required to make mandatory repayments of approximately $0.1 million at the end of each fiscal quarter, beginning with the fiscal quarter ended March 31, 2006 and ending with the fiscal quarter ending December 31, 2011. At the end of each fiscal quarter in 2012 we are required to make mandatory repayments of approximately $11.8 million per quarter, with the remainder of the principal due at maturity. On April 24, 2006, the Company entered into an interest rate swap agreement with a counterparty to fix the LIBOR component of the interest rate on a portion of outstanding borrowings under its term loan facility. The notional amount of the interest rate swap agreement is 85% of the outstanding term loan balance over its remaining term, with LIBOR fixed at 5.44%.
     Our letter of credit facility to support crack spread hedging is secured by a first priority lien on our fixed assets. We have issued a letter of credit in the amount of $50.0 million, the full amount available under the letter of credit facility, to one counterparty. As long as this first priority lien is in effect and such counterparty remains the beneficiary of the $50.0 million letter of credit, we will have no obligation to post additional cash, letters of credit or other collateral with such counterparty to provide additional credit support for a mutually-agreed maximum volume of executed crack spread hedges. In the event such counterparty’s exposure exceeds $100.0 million, we would be required to post additional credit support to enter into additional crack spread hedges up to the aforementioned maximum volume. In addition, we have other crack spread hedges in place with other approved counterparties under the letter of credit facility whose credit exposure to us is also secured by a first priority lien on our fixed assets.

     The credit facilities permit us to make distributions to our unitholders as long as we are not in default or would not be in default following the distribution. Under the credit facilities, we are obligated to comply with certain financial covenants requiring us to maintain a Consolidated Leverage Ratio of no more than 3.75 to 1 (as of the end of each fiscal quarter and after giving effect to a proposed distribution) and available liquidity of at least $30.0 million (after giving effect to a proposed distribution). The Consolidated Leverage Ratio is defined under our credit agreements to mean the ratio of our consolidated debt (as defined in the credit agreements) as of the last day of any fiscal quarter to our Adjusted EBITDA (as defined below) for the four fiscal quarter period ending on such date. Available liquidity is a measure used under our credit agreements to mean the sum of the cash and borrowing capacity under our revolving credit facility that we have as of a given date. Adjusted EBITDA means Consolidated EBITDA as defined in our credit facilities to mean, for any period: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.
     In addition, at any time that our borrowing capacity under our revolving credit facility falls below $25.0 million, we must maintain a Fixed Charge Coverage Ratio of at least 1 to 1 (as of the end of each fiscal quarter). The Fixed Charge Coverage Ratio is defined under our credit agreements to mean the ratio of (a) Adjusted EBITDA minus Consolidated Capital Expenditures minus Consolidated Cash Taxes, to (b) Fixed Charges (as each such term is defined in our credit agreements). We anticipate that we will continue to be in compliance with the financial covenants contained in our credit facilities and will, therefore, be able to make distributions to our unitholders.
     In addition, our credit agreements contain various covenants that limit, among other things, our ability to: incur indebtedness; grant liens; make certain acquisitions and investments; make capital expenditures above specified amounts; redeem or prepay other debt or make other restricted payments such as distributions to unitholders; enter into transactions with affiliates; enter into a merger, consolidation or sale of assets; and cease our refining margin hedging program (our lenders have required us to obtain and maintain derivative contracts for fuel products margins in our fuel products segment for a rolling two-year period for at least 40%, and no more than 80%, of our anticipated fuels production). On June 19 and 22, 2006, the Company amended its credit agreements to increase the amount of permitted capital expenditures with respect to the Shreveport refinery expansion project as well as annual capital expenditure limitations.
     If an event of default exists under our credit agreements, the lenders will be able to accelerate the maturity of the credit facilities and exercise other rights and remedies. An event of default is defined as nonpayment of principal interest, fees or other amounts; failure of any representation or warranty to be true and correct when made or confirmed; failure to perform or observe covenants in the credit agreement or other loan documents, subject to certain grace periods; payment defaults in respect of other indebtedness; cross-defaults in other indebtedness if the effect of such default is to cause the acceleration of such indebtedness under any material agreement if such default could have a material adverse effect on us; bankruptcy or insolvency events; monetary judgment defaults; asserted invalidity of the loan documentation; and a change of control in us. As of December 31, 2006, we believe we are in compliance with all debt covenants and has adequate liquidity to conduct its business.
  Equity Transactions
     On January 31, 2006, we completed the initial public offering of our common units and sold 5,699,900 of those units to the underwriters of the initial public offering at a price to the public of $21.50 per common unit. We also sold a total of 750,100 common units to certain other investors at a price of $19.995 per common unit. In addition, on February 8, 2006, we sold an additional 854,985 common units to the underwriters at a price to the public of $21.50 per common unit pursuant to the underwriters’ over-allotment option. We received total net proceeds of approximately $144.4 million. The net proceeds were used to: (i) repay indebtedness and accrued interest under the first lien term loan facility in the amount of approximately $125.7 million, (ii) repay indebtedness under the secured revolving credit facility in the amount of approximately $13.1 million and (iii) pay transaction fees and expenses in the amount of approximately $5.6 million.
     On July 5, 2006, we completed a follow-on public offering of common units in which we sold 3,300,000 common units to the underwriters of this offering at a price to the public of $32.94 per common unit and received net proceeds of $103.5 million. The net proceeds were used (or will be used) to: (i) repay all of our borrowings under our revolving credit facility, which were approximately $9.2 million as of June 30, 2006, (ii) fund the future construction and other start-up costs of the planned expansion project at our

Shreveport refinery and (iii) to the extent available, for general partnership purposes. The general partner contributed an additional $2.2 million to us to retain its 2% general partner interest.
  Contractual Obligations and Commercial Commitments
     A summary of our total contractual cash obligations as of December 31, 2006, is as follows:

			Payments Due by Period
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(Thousands)
Long-term debt obligations	$49,500	$500	$1,000	$48,000	$—
Operating lease obligations(1)	34,407	8,837	11,184	7,942	6,444
Letters of credit(2)	92,775	42,775	—	50,000	—
Purchase commitments(3)	301,302	263,317	37,985	—	—
Employment agreements(4)	1,360	333	666	361	—

Total obligations	$479,344	$315,762	$50,835	$106,303	$6,444

(1)	We have various operating leases for the use of land, storage tanks, pressure stations, railcars, equipment, precious metals and office facilities that extend through August 2015.

(2)	Letters of credit supporting crude oil purchases and hedging activities.

(3)	Purchase commitments consist of obligations to purchase fixed volumes of crude oil from various suppliers based on current market prices at the time of delivery.

(4)	Annual compensation under the employment agreement of F. William Grube, chief executive officer and president.
Critical Accounting Policies and Estimates
     Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in those financial statements. On an ongoing basis, we evaluate estimates and base our estimates on historical experience and assumptions believed to be reasonable under the circumstances. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 2 to our consolidated financial statements in Item 8 “Financial Statements” of this Annual Report on Form 10-K. We believe that the following are the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.
  Revenue Recognition
     We recognize revenue on orders received from our customers when there is persuasive evidence of an arrangement with the customer that is supportive of revenue recognition, the customer has made a fixed commitment to purchase the product for a fixed or determinable sales price, collection is reasonably assured under our normal billing and credit terms, and ownership and all risks of loss have been transferred to the buyer, which is upon shipment to the customer.
  Turnaround
     In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities (the “Position”), which amends certain provisions in the AICPA Industry Audit Guides, Audits of Airlines, and APB Opinion No. 28, Interim Financial Reporting. The Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities (turnaround costs) and requires the use of the direct expensing method, built-in overhaul method, or deferral method. The Position is effective for fiscal years beginning after December 15, 2006. Effective January 1, 2007, we adopted the

Position and elected the deferral method. Upon adoption, we were required to retrospectively apply the Position’s provisions to all financial statements presented. See Note 15 to the consolidated financial statements for details regarding the effects of the adoption of the Position on the consolidated financial statements.
Inventory
     The cost of inventories is determined using the last-in, first-out (LIFO) method. Costs include crude oil and other feedstocks, labor and refining overhead costs. We review our inventory balances quarterly for excess inventory levels or obsolete products and write down, if necessary, the inventory to net realizable value. The replacement cost of our inventory, based on current market values, would have been $46.7 million and $47.8 million higher at December 31, 2006 and 2005, respectively.
Derivatives
     We utilize derivative instruments to minimize our price risk and volatility of cash flows associated with the purchase of crude oil and natural gas, the sale of fuel products and interest payments. In accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended in June 2000 by SFAS No. 138 and in May 2003 by SFAS No. 149 (collectively referred to as “SFAS 133”), we recognize all derivative transactions as either assets or liabilities at fair value on the consolidated balance sheets. To the extent designated as an effective cash flow hedge of an exposure to future changes in the value of a purchase or sale transaction, the change in fair value of the derivative is deferred in accumulated other comprehensive income until the forecasted transaction being hedged is recognized in the consolidated statements of operations. Cash flow hedges of purchases and sales are recorded in cost of goods sold and sales, respectively, in the consolidated statements of operations. The realized gain or loss upon the settlement of a cash flow hedge of interest payments is recorded to interest expense in the consolidated statement of operations. For derivative instruments not designated as cash flow hedges and the portion of any cash flow hedge that is determined to be ineffective, the change in fair value of the asset or liability for the period is recorded to unrealized gain or loss on derivative instruments in the consolidated statement of operations. Upon the settlement of a derivative not designated as a cash flow hedge, the gain or loss at settlement is recorded to realized gain or loss on derivative instruments in the consolidated statement of operations. The company utilizes third party valuations and published market data to determine the fair value of these derivatives.
     The effective portion of the hedges classified in accumulated other comprehensive income related to these natural gas, crude oil, interest and fuel products derivative contracts at December 31, 2006 is $52.3 million and, absent a change in their fair market value, will be reclassified to earnings by December 31, 2012 with balances expected to be recognized as follows:

Other
Comprehensive
Year	Income (Loss)
(Thousands)
2007	$13,803
2008	15,321
2009	12,618
2010	10,702
2011	(59)
2012	(134)

Total	$52,251

Recent Accounting Pronouncements
     In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (the “Interpretation”), an interpretation of FASB Statement No. 109. The Interpretation clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position to be taken or expected to be taken in a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. This Interpretation will not have a material effect on the financial position, results of operations or cash flows when adopted on January 1, 2007.
     In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 157, Fair Value Measurements (the “Statement”). The Statement applies to assets and liabilities required or permitted to be measured at fair value under other accounting pronouncements. The Statement defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value, but does not provide guidance whether assets and liabilities are required or permitted to be measured at fair value. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that this Statement will have a material effect on its financial position, results of operations or cash flows.

Item 8.  Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Calumet GP, LLC
General Partner of Calumet Specialty Products Partners, L.P.
     We have audited the accompanying consolidated balance sheets of Calumet Specialty Products Partners, L.P. as of December 31, 2006 and 2005 and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Staff position No AUG AIR-1, Accounting for Planned Major Maintenance Activities, in 2007 and applied the change in its method of accounting for maintenance activities retrospectively to previously reported financial statements.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Calumet Specialty Products Partners, L.P. at December 31, 2006 and 2005 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
/s/  Ernst & Young LLP
Indianapolis, Indiana
November 2, 2007

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS

	Calumet	Predecessor
	December 31,
	2006	2005
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$80,955	$12,173
Accounts receivable:
Trade, less allowance for doubtful accounts of $782 and $750, respectively	97,740	109,757
Other	1,260	5,537

	99,000	115,294

Inventories	110,985	108,431
Prepaid expenses	1,506	10,799
Derivative assets	40,802	3,359
Deposits and other current assets	1,961	8,851

Total current assets	335,209	258,907
Property, plant and equipment, net	191,732	127,846
Other noncurrent assets, net	4,710	15,171

Total assets	$531,651	$401,924

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$78,752	$44,759
Accrued salaries, wages and benefits	5,675	8,164
Taxes payable	7,038	4,209
Other current liabilities	2,424	2,418
Current portion of long-term debt	500	500
Derivative liabilities	2,995	30,449

Total current liabilities	97,384	90,499
Long-term debt, less current portion	49,000	267,485

Total liabilities	146,384	357,984

Commitments and contingencies
Partners’ capital:
Predecessor partners’ capital	$—	$43,443
Common unitholders (16,366,000 units issued and outstanding)	274,719	—
Subordinated unitholders (13,066,000 units issued and outstanding)	42,347	—
General partner’s interest	15,950	—
Accumulated other comprehensive income	52,251	497

Total partners’ capital	385,267	43,940

Total liabilities and partners’ capital	$531,651	$401,924

See accompanying notes to consolidated financial statements.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004
	(In thousands except per unit data)
Sales	$1,641,048	$1,289,072	$539,616
Cost of sales	1,436,108	1,147,117	501,973

Gross profit	204,940	141,955	37,643

Operating costs and expenses:
Selling, general and administrative	20,430	22,126	13,133
Transportation	56,922	46,849	33,923
Taxes other than income taxes	3,592	2,493	2,309
Other	863	871	839
Restructuring, decommissioning and asset impairments	—	2,333	317

Operating income (loss)	123,133	67,283	(12,878)

Other income (expense):
Equity in loss of unconsolidated affiliates	—	—	(427)
Interest expense	(9,030)	(22,961)	(9,869)
Interest income	2,951	204	17
Debt extinguishment costs	(2,967)	(6,882)	—
Realized (loss) gain on derivative instruments	(30,309)	2,830	39,160
Unrealized (loss) gain on derivative instruments	12,264	(27,586)	(7,788)
Other	(274)	38	66

Total other income (expense)	(27,365)	(54,357)	21,159

Net income before income taxes	95,768	12,926	8,281
Income tax expense	190	—	—
Net income	$95,578	$12,926	$8,281

Allocation of net income:
Net income applicable to Predecessor for the period through January 31, 2006	4,408

Net income applicable to Calumet	91,170
Minimum quarterly distribution to common unitholders	(24,413)
General partner’s incentive distribution rights	(18,912)
General partner’s interest in net income	(845)
Common unitholders’ share of income in excess of minimum quarterly distribution	(18,312)

Limited partners’ interest in net income	28,688
Basic net income per limited partner unit:
Common	$2.84
Subordinated	$2.20
Diluted net income per limited partner unit:
Common	$2.84
Subordinated	$2.20
Weighted average limited partner common units outstanding — basic	14,642
Weighted average limited partner subordinated units outstanding — basic	13,066
Weighted average limited partner common units outstanding — diluted	14,642
Weighted average limited partner subordinated units outstanding — diluted	13,066
See accompanying notes to consolidated financial statements.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

		Accumulated Other		Partners’ Capital
	Predecessor	Comprehensive	General	Limited Partners
	Partners’ Capital	Income (Loss)	Partner	Common	Subordinated	Total
Balance at January 1, 2004	$29,521					$29,521
Net income	8,281					8,281

Balance at December 31, 2004	37,802					37,802
Comprehensive income:
Net income	12,926					12,926
Change in fair value of cash flow hedges		$497				497

Total comprehensive income						13,423
Distributions to partners	(7,285)					(7,285)

Balance at December 31, 2005	43,443	497	$—	$—	$—	43,940
Comprehensive income through January 31, 2006 for the Predecessor:
Net income through January 31, 2006	4,408					4,408
Hedge (gain)/loss reclassified to net income		(497)				(497)
Change in fair value of cash flow hedges through January 31, 2006		1,578				1,578

Comprehensive income through January 31, 2006 for the Predecessor						5,489
Distributions to Predecessor partners	(6,900)					(6,900)
Assets and liabilities not contributed to Calumet	(5,626)					(5,626)
Allocation of Predecessor’s capital	(35,325)		3,053	10,423	21,849	—
Proceeds from initial public offering, net				138,743		138,743
Contribution from Calumet GP, LLC			375			375
Comprehensive income from February 1, 2006 through December 31, 2006 for Calumet:
Net income from February 1, 2006 through December 31, 2006			11,317	42,368	37,485	91,170
Change in fair value of cash flow hedges from February 1, 2006 through December 31, 2006	—	50,673	—	—	—	50,673

Comprehensive income from February 1, 2006 through December 31, 2006 for Calumet						141,843
Proceeds from follow-on public offering, net				103,479		103,479
Contribution from Calumet GP, LLC			2,218			2,218
Units repurchased for phantom unit grants				(69)		(69)
Amortization of vested phantom units				61		61
Distributions to partners			(1,013)	(20,286)	(16,987)	(38,286)

Balance at December 31, 2006	$—	$52,251	$15,950	$274,719	$42,347	$385,267

See accompanying notes to consolidated financial statements.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Calumet	Predecessor
	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Operating activities
Net income	$95,578	$12,926	$8,281
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,760	10,386	6,927
Amortization of turnaround costs	3,267	2,341	2,818
Provision for doubtful accounts	172	294	216
Loss on disposal of property and equipment	91	232	59
Amortization of vested phantom units	61	—	—
Equity in loss of unconsolidated affiliates	—	—	427
Restructuring charge	—	1,693	—
Debt extinguishment costs	2,967	4,173	—
Dividends received from unconsolidated affiliates	—	—	3,470
Other	—	—	332
Changes in assets and liabilities:
Accounts receivable	16,031	(56,878)	(19,399)
Inventories	(2,554)	(25,441)	(20,304)
Prepaid expenses	9,293	6,473	(8,472)
Derivative activity	(13,143)	31,598	5,046
Deposits and other current assets	6,890	(5,904)	(3,124)
Other noncurrent assets	1,705	(7,919)	(1,722)
Accounts payable	33,993	(13,268)	25,764
Accrued salaries, wages and benefits	(2,489)	6,186	1,323
Other taxes payable	2,962	3,774	(53)
Asset retirement obligation	—	(100)	(1,276)
Other current liabilities	184	(4,567)	(172)
Other noncurrent liabilities	—	—	(753)

Net cash provided by (used in) operating activities	166,768	(34,001)	(612)
Investing activities
Additions to property, plant and equipment	(76,064)	(12,963)	(43,033)
Proceeds from disposal of property, plant and equipment	261	60	103

Net cash used in investing activities	(75,803)	(12,903)	(42,930)
Financing activities
Proceeds from borrowings — credit agreements with third parties	335,069	1,415,374	93,940
Payments of borrowings — credit agreements with third parties	(553,554)	(1,197,184)	(44,145)
Proceeds from borrowings — credit agreement with limited partners	—	546,565	586,410
Payments of borrowings — credit agreement with limited partners	—	(710,839)	(568,988)
Proceeds from initial public offering, net	138,743	—	—
Proceeds from follow-on public offering, net	103,479	—	—
Contributions from Calumet GP, LLC	2,593	—	—
Distribution to Calumet Holding, LLC	(3,258)	—	—
Distributions to Predecessor partners	(6,900)	(7,285)	—
Distributions to partners	(38,286)	—	—
Repurchase of units for phantom unit grants	(69)	—	—
Debt issuance costs	—	(5,641)	(5,656)

Cash provided by (used in) financing activities	(22,183)	40,990	61,561

Net increase (decrease) in cash	68,782	(5,914)	18,019
Cash and cash equivalents at beginning of period	12,173	18,087	68

Cash and cash equivalents at end of period	$80,955	$12,173	$18,087

Supplemental disclosure of cash flow information
Interest paid	$11,986	$22,890	$9,367
Income taxes paid	$175	$—	$—

See accompanying notes to consolidated financial statements.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except operating, unit and per unit data)
Note: As a result of the retrospective application of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities (discussed under Accounting Change in Note 2) Calumet Specialty Products Partners, L.P. has revised its consolidated financial statements and the accompanying notes thereto as noted below.
•	Note 2, Summary of Significant Accounting Policies – A new section entitled “Accounting Change” discussing FSP AUG AIR-1 has been added, replacing the previous “New Accounting Pronouncement” paragraph. The “ Other Noncurrent Assets” section has been revised.

•	Note 13, Segments and Related Information – Applicable line items have been revised.

•	Note 14, Quarterly Financial Data (unaudited) – Applicable line items have been revised.

•	Note 15, Change in Accounting for Turnaround Costs – The effect of the adjustments resulting from the adoption of FSP AUG AIR-1 has been disclosed.
1.  Description of the Business
     Calumet Specialty Products Partners, L.P. (Calumet, Partnership, or the Company) is a Delaware limited partnership. The general partner is Calumet GP, LLC, a Delaware limited liability company. On January 31, 2006, the Partnership completed the initial public offering of its common units. At that time, substantially all of the assets or liabilities of Calumet Lubricants Co., Limited Partnership and its subsidiaries (Predecessor) were contributed to Calumet. References to the Predecessor in these consolidated financial statements refer to Calumet Lubricants Co., Limited Partnership and its subsidiaries. On July 5, 2006, the Partnership completed a follow-on public offering of its common units. See Note 9 for further discussion of the units sold and proceeds from these offerings. As of December 31, 2006, we have 16,366,000 common units, 13,066,000 subordinated units, and 600,653 general partner equivalent units outstanding. The general partner owns 2% of Calumet while the remaining 98% is owned by limited partners. Calumet is engaged in the production and marketing of crude oil-based specialty lubricating oils, fuels, solvents and waxes. Calumet owns refineries located in Princeton, Louisiana, Cotton Valley, Louisiana, and Shreveport, Louisiana, and a terminal located in Burnham, Illinois.
     Effective October 25, 2004 in conjunction with financing agreements entered into related to the Shreveport refinery fuels reconfiguration as discussed in Note 3, Calumet Lubricants Co., Limited Partnership (Predecessor) contributed the assets and certain liabilities related to the Shreveport refinery to an Indiana limited liability company, Calumet Shreveport, LLC (Calumet Shreveport). The Predecessor is the sole member of Calumet Shreveport. Calumet Shreveport, LLC then contributed the assets and certain liabilities of the Shreveport Refinery to two Indiana limited liability companies, Calumet Shreveport Fuels, LLC (Fuels) and Calumet Shreveport Lubricants & Waxes, LLC (Lubricants & Waxes). The sole member of both Fuels and Lubricants & Waxes is Calumet Shreveport.
2.  Summary of Significant Accounting Policies
   Accounting Change
     In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities (the “Position”), which amends certain provisions in the AICPA Industry Audit Guides, Audits of Airlines, and APB Opinion No. 28, Interim Financial Reporting. The Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities (turnaround costs) and requires the use of the direct expensing method, built-in overhaul method, or deferral method. The Position is effective for fiscal years beginning after December 15, 2006. See Note 15 for details regarding the effects of the adoption of this Position on the consolidated financial statements.
   Consolidation
     The consolidated financial statements of Calumet include the accounts of Calumet Specialty Products Partners, L.P. and its wholly-owned operating subsidiaries, Calumet Lubricants Co., Limited Partnership, Calumet Sales Company Incorporated and Calumet Shreveport. Calumet Shreveport’s wholly-owned operating subsidiaries are Fuels and Lubricants & Waxes. All intercompany transactions and accounts have been eliminated. Hereafter, the consolidated companies are referred to as the Company. Certain reclassifications have been made to prior years to conform to current year presentation of the Company’s consolidated financial statements.

   Use of Estimates
     The Company’s financial statements are prepared in conformity with U.S. generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   Cash and Cash Equivalents
     Cash and cash equivalents includes all highly liquid investments with a maturity of three months or less at the time of purchase.
   Inventories
     The cost of inventories is determined using the last-in, first-out (LIFO) method. Costs include crude oil and other feedstocks, labor, processing costs and refining overhead costs. Inventories are valued at the lower of cost or market value.
     Inventories consist of the following:

	Calumet	Predecessor
	December 31,
	2006	2005
Raw materials	$26,791	$28,299
Work in process	30,130	29,737
Finished goods	54,064	50,395

	$110,985	$108,431

     The replacement cost of these inventories, based on current market values, would have been $46,711 and $47,763 higher at December 31, 2006 and 2005, respectively. During the years ended December 31, 2006 and 2005, the Company recorded $2,127 and $5,168, respectively, of income in the consolidated statements of operations due to the liquidation of a portion of its LIFO inventory.
   Accounts Receivable
     The Company performs periodic credit evaluations of customers’ financial condition and generally does not require collateral. Receivables are generally due within 30 days for our specialty products segment and 10 days for our fuel products segment. The Company maintains an allowance for doubtful accounts for estimated losses in the collection of accounts receivable. The Company makes estimates regarding the future ability of its customers to make required payments based on historical credit experience and expected future trends. The activity in the allowance for doubtful accounts was as follows:

	Calumet	Predecessor
	December 31,
	2006	2005	2004
Beginning balance	$750	$456	$240
Provision	172	317	216
Write-offs, net	(140)	(23)	—

Ending balance	$782	$750	$456

   Prepaid Expenses
     Prepaid expenses as of December 31, 2006 and 2005 include payments made to crude oil suppliers of $0 and $8,271, respectively, to prepay for certain of the Company’s future crude oil purchases.
   Property, Plant and Equipment
     Property, plant and equipment are stated on the basis of cost. Depreciation is calculated generally on composite groups, using the straight-line method over the estimated useful lives of the respective groups.
     Property, plant and equipment, including depreciable lives, consists of the following:

	Calumet	Predecessor
	December 31,
	2006	2005
Land	$1,047	$973
Buildings and improvements (10 to 40 years)	1,811	1,602
Machinery and equipment (10 to 20 years)	167,195	162,651
Furniture and fixtures (5 to 10 years)	1,198	2,235
Construction-in-progress	68,519	3,878

	239,770	171,339
Less accumulated depreciation	(48,038)	(43,493)

	$191,732	$127,846

     Under the composite depreciation method, the cost of partial retirements of a group is charged to accumulated depreciation. However, when there are dispositions of complete groups or significant portions of groups, the cost and related accumulated depreciation are retired, and any gain or loss is reflected in earnings.
     During the years ended December 31, 2006, 2005, and 2004, the Company incurred $10,998, $23,154, and $10,171, respectively, of interest expense of which $1,968, $193, and $302, respectively, was capitalized as a component of property, plant and equipment.
   Impairment of Long-Lived Assets
     The Company periodically evaluates the carrying value of long-lived assets to be held and used, including definite-lived intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a write-down of the asset would be recorded through a charge to operations, based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held and used until disposal.
   Revenue Recognition
     The Company recognizes revenue on orders received from its customers when there is persuasive evidence of an arrangement with the customer that is supportive of revenue recognition, the customer has made a fixed commitment to purchase the product for a fixed or determinable sales price, collection is reasonably assured under the Company’s normal billing and credit terms, all of the Company’s obligations related to product have been fulfilled and ownership and all risks of loss have been transferred to the buyer, which is upon shipment to the customer.
   Income Taxes
     The Company, as a partnership, is not liable for income taxes on the earnings of Calumet Specialty Products Partners, L.P. and its wholly-owned subsidiaries Calumet Lubricants Co., Limited Partnership and Calumet Shreveport. However, Calumet Sales Company Incorporated, a wholly-owned subsidiary of the Company, is a corporation and as a result, is liable for income taxes on its earnings. Income taxes on the earnings of the Company, with the exception of Calumet Sales Company Incorporated, are the responsibility of the partners, with earnings of the Company included in partners’ earnings.
     Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the partnership agreement. Individual unitholders have different investment bases depending upon the timing and price of acquisition of their partnership units. Furthermore, each unitholder’s tax accounting, which is partially dependent upon the unitholder’s tax position, differs from the accounting followed in the consolidated financial statements. Accordingly, the aggregate difference in the basis of net assets for financial and tax reporting purposes cannot be readily determined because information regarding each unitholder’s tax attributes in the partnership is not readily available.
   Derivatives
     The Company utilizes derivative instruments to minimize its price risk and volatility of cash flows associated with the purchase of crude oil and natural gas, the sale of fuel products and interest payments. In accordance with Statement of Financial Accounting

Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended in June 2000 by SFAS No. 138 and in May 2003 by SFAS No. 149 (collectively referred to as “SFAS 133”), the Company recognizes all derivative transactions as either assets or liabilities at fair value on the balance sheet. To the extent a derivative instrument is designated effective as a cash flow hedge of an exposure to changes in the fair value of a future transaction, the change in fair value of the derivative is deferred in accumulated other comprehensive income, a component of partners’ capital. The Company accounts for certain derivatives hedging purchases of crude oil and natural gas, the sale of gasoline, diesel and jet fuel and the payment of interest as cash flow hedges. The derivatives hedging purchases and sales are recorded to cost of sales and sales in the consolidated statements of operations, respectively, upon recording the related hedged transaction in sales or cost of sales. The derivatives hedging payments of interest are recorded in interest expense in the consolidated statements of operations. For the year ended December 31, 2006, the Company has recorded a derivative gain of $6 to sales and a derivative loss of $11,070 to cost of sales. An interest rate swap loss of $7 for the year ended December 31, 2006 was recorded to interest expense. For derivative instruments not designated as cash flow hedges and the portion of any cash flow hedge that is determined to be ineffective, the change in fair value of the asset or liability for the period is recorded to unrealized gain or loss on derivative instruments in the consolidated statements of operations. The Company does not account for fuel products margin swap or collar contracts (“crack spread swaps or collars”) as cash flow hedges. As of December 31, 2006, the Company has no such derivative contracts outstanding. Upon the settlement of a derivative not designated as a cash flow hedge, the gain or loss at settlement is recorded to realized gain or loss on derivative instruments in the consolidated statements of operations.
     During 2004 and through November 30, 2005, none of our outstanding derivative transactions were designated as hedges. At December 31, 2005, certain derivatives hedging natural gas and crude oil purchases for our specialty products segment were designated as cash flow hedges. Effective April 1, 2006, the Company restructured and designated certain derivative contracts for its fuel products segment as cash flow hedges of gasoline, diesel, and jet fuel sales and crude oil purchases to the extent they qualify for hedge accounting, and the effective portion of these hedges is recorded in accumulated other comprehensive income on the consolidated balance sheets until the underlying transaction hedged is recognized in the consolidated statements of operations. Prior to this date, the historical impact of fair value fluctuations in our gasoline, diesel and crude oil derivative instruments for the fuel products segment had been reflected in the realized/unrealized gain (loss) on derivative instruments line items in our consolidated statements of operations. The Company utilizes third party valuations and published market data to determine the fair value of these derivatives.
     The Company assesses, both at inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. The Company’s estimate of the ineffective portion of the hedges for the year ended December 31, 2006 and 2005, was a gain of $4,071 and $0, respectively, which was recorded to unrealized (loss) gain on derivative instruments. The effective portion of the hedges classified in accumulated other comprehensive income is $52,251 and, absent a change in the fair market value of the underlying transactions, will be reclassified to earnings by December 31, 2012 with balances being recognized as follows:

Other Comprehensive
Year	Income (Loss)
2007	$13,803
2008	15,321
2009	12,618
2010	10,702
2011	(59)
2012	(134)

Total	$52,251

     The Company is exposed to credit risk in the event of nonperformance with our counterparties on these derivative transactions. The Company does not expect nonperformance on any derivative contract.
Equity Investments in Unconsolidated Affiliates
     Bareco Products (Bareco) was a South Carolina general partnership which marketed finished wax products. The Predecessor acquired a 50% interest in Bareco during 2000. The Predecessor accounted for this investment under the equity method of accounting. Therefore, the Predecessor’s share of income and loss generated by Bareco is reflected as equity in income (loss) of unconsolidated affiliates in the consolidated statements of operations. As further discussed in Note 4, during December 2003 the Company and its joint venture partner entered into an agreement to dissolve the Bareco Products partnership.

Other Noncurrent Assets
     Other noncurrent assets at December 31, 2006 and 2005 include $1,478 and $2,234, respectively, of capitalized turnaround costs associated with the Company’s periodic major maintenance and repairs. The Company capitalizes these costs as incurred and amortizes the cost on a straight-line basis over the life of the turnaround. These amounts are net of accumulated amortization of $5,227 and $3,395 at December 31, 2006 and 2005, respectively.
     Other noncurrent assets at December 31, 2006 and 2005 include $2,112 and $5,565, respectively, of deferred debt issuance costs, which are being amortized on a straight-line basis over the life of the related debt instruments. These amounts are net of accumulated amortization of $562 and $76 at December 31, 2006 and 2005, respectively.
     Other noncurrent assets also include $566 and $1,021 at December 31, 2006 and 2005, respectively, of intangible assets, net of accumulated amortization, purchased to facilitate the sales of horticultural spray oil products. These intangible assets are being amortized on a straight-line basis, over an estimated useful life of five years. Accumulated amortization on these intangible assets was $1,710 and $1,255 at December 31, 2006 and 2005, respectively. Annual amortization for 2007 and 2008 will be $455 and $111, respectively.
   Earnings per Unit
     The Partnership calculates earnings per unit in accordance with SFAS 128, Earnings Per Share, as interpreted by Emerging Issues Task Force Issue No. 03-06, Participating Securities and the Two — Class Method under FASB Statement No. 128. Under this approach, common and subordinated limited units represent separate classes of limited partner units that require two-class presentation under SFAS No. 128. Therefore, the Partnership calculates basic and diluted earnings per unit on a discrete quarterly basis assuming the minimum quarterly distribution, prorated if necessary, is paid on all common units outstanding and that all undistributed earnings or losses in the period are fully allocated to limited partner units and the general partner based on their contractual participation rights as if all of the earnings or losses for the period had been distributed.
   Shipping and Handling Costs
     The Company adheres to Emerging Issues Task Force (EITF) 00-10, Accounting for Shipping and Handling Fees and Costs. This EITF requires the classification of shipping and handling costs billed to customers in sales and the classification of shipping and handling costs incurred in cost of sales, or if classified elsewhere to be disclosed. The Company has reflected $56,922, $46,849 and $33,923 for the years ended December 31, 2006, 2005, and 2004, respectively, in transportation expense in the consolidated statements of operations, of which a significant portion is billed to customers.
   New Accounting Pronouncements
     In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (the “Interpretation”), an interpretation of FASB Statement No. 109. The Interpretation clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position to be taken or expected to be taken in a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. This Interpretation will not have a material effect on the financial position, results of operations or cash flows of the Company when adopted on January 1, 2007.
     On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
     Statement 123(R) is effective for fiscal years beginning after July 1, 2005. The Company adopted Statement 123(R) using the “modified prospective” method in which compensation cost is recognized beginning with the effective date based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date. The total impact of adoption of Statement 123(R) was not material.

     In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 157, Fair Value Measurements (the “Statement”). The Statement applies to assets and liabilities required or permitted to be measured at fair value under other accounting pronouncements. The Statement defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value, but does not provide guidance whether assets and liabilities are required or permitted to be measured at fair value. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that this Statement will have a material effect on its financial position, results of operations or cash flows.
3.  Shreveport Refinery Expansion and Reconfiguration
     The Company commenced purchasing equipment for an expansion project at its Shreveport refinery during the second quarter of 2006. As of December 31, 2006, the Company had capital expenditures of $65,492 (including $1,684 of capitalized interest) related to this expansion project, which is recorded to construction-in-progress, a component of property, plant and equipment, of which approximately $13,000 relates assets and services yet to be received. In December 2006, the Company received an air permit from the Louisiana Department of Environmental Quality and commenced construction. Management has estimated that the Company will incur approximately $84,500 of additional capital expenditures in 2007 related to the expansion project. The expansion project is expected to be completed in the third quarter of 2007. Management currently estimates the total cost of the Shreveport refinery expansion project will be approximately $150,000.
     During 2004, the Company substantially completed the reconfiguration of the Shreveport refinery to add motor fuels production, including gasoline, diesel and jet fuel, as well as to increase overall feedstock throughput. The Shreveport refinery fuels reconfiguration was fully operational and met its completion requirements as of February 28, 2005, as required by the Company’s loan agreements then in effect. The capital project, of which $39,663 was expended in total, included the recommissioning of several existing idled fuel production units. As discussed in Note 1, the Company formed legal entities to hold the assets and liabilities related to the Shreveport refinery. In conjunction with the reconfiguration, Calumet Shreveport, Fuels and Lubricants & Waxes entered into standalone financing arrangements during 2004, including a term loan agreement and a revolving loan agreement to fund capital expenditures and additional working capital requirements related to the reconfiguration. These financing arrangements were repaid on December 9, 2005 as described in Note 6.
4.  Restructuring, Decommissioning and Asset Impairments
   Rouseville
     In connection with the Company’s decision to exit its multigrade wax processing facility located in Rouseville, Pennsylvania (Rouseville), in 2003 the Company began implementation of a plan to demolish the Rouseville facility assets. The demolition was completed during 2004. The facility assets included operating units, equipment, tankage and real property. As a result of the decision to demolish the Rouseville facility assets, the Company recorded a facility asset impairment charge in 2003 for the full amount of the carrying value of the assets as of the decision date to demolish the assets. In 2004, the Company incurred additional charges totaling $317 primarily related to the completion of the Rouseville asset decommissioning.
     In accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, the Company recorded an asset retirement obligation during 2003 for obligations associated with the retirement of fixed assets at its Rouseville wax processing facility as of its decision date to demolish the facility, as discussed above. This obligation consisted primarily of remaining asbestos abatement costs as well as other costs, which were substantially completed by the end of 2004. The net book value of the Rouseville operation was not included within the net assets contributed to Calumet by its Predecessor as a part of the initial public offering, and therefore are not included within its results of operations subsequent to January 31, 2006.
     A rollforward of the Company’s asset retirement obligation for the years ended December 31, 2005 and 2004 is as follows:

Balance January 1, 2004	$1,376
2004 Rouseville asset retirement obligation provision	—
2004 Interest cost accretion	35
2004 Payments	(1,311)

Balance December 31, 2004	100
2005 Payments	(100)

Balance December 31, 2005	$—

   Bareco Products
     During December 2003, the Company entered into an agreement with its joint venture partner to dissolve the Bareco Products partnership and for each partner to pursue its own wax marketing interests. Per the terms of the agreement, all significant business activities undertaken by the partnership ended as of December 31, 2003. The affairs of Bareco Products were wound down during 2004, and legal dissolution of the partnership was completed during 2005.
     In 2004, the Company incurred costs in excess of amounts estimated in 2003 related to the liquidation of the partnership. These costs of $427 are reflected in equity in (loss) income of unconsolidated affiliates in the consolidated statements of operations for the year ended December 31, 2004.
   Reno
     In June 2005, the Company began the process of closing its wax packaging facility in Reno, Pennsylvania (Reno) including the termination of employees and the commencement of decommissioning activities. The Company recognized $509 of decommissioning expense associated with these activities in the year ended December 31, 2005. Given these circumstances, the Company evaluated the carrying amount of long-lived assets at Reno in accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-lived Assets (SFAS 144). The Company concluded that the carrying value of these assets was impaired. Thus, an impairment charge of $1,718 has been recorded in restructuring, decommissioning and asset impairments in the consolidated statements of operations for the year ended December 31, 2005 in order to write-down the carrying value of the assets to estimated fair value. This facility has historically been included in the specialty products segment and served to package multigrade waxes. The net book value of the Reno operation was not included within the net assets contributed to Calumet by its Predecessor as a part of the initial public offering, and therefore are not included within its results of operations subsequent to January 31, 2006.
5.  Commitments and Contingencies
   Leases
     The Company has various operating leases for the use of land, storage tanks, compressor stations, rail cars, equipment, precious metals, operating unit catalyst and office facilities that extend through August 2015. Renewal options are available on certain of these leases in which the Company is the lessee. Rent expense for the years ended December 31, 2006, 2005, and 2004 was $10,894, $8,389 and $7,415, respectively.
     As of December 31, 2006, the Company had estimated minimum commitments for the payment of rentals under leases which, at inception, had a noncancelable term of more than one year, as follows:

Year	Commitment
2007	$8,837
2008	5,927
2009	5,257
2010	4,664
2011	3,278
Thereafter	6,444

Total	$34,407

     Effective March 1, 2005, the Company entered into a crude purchase contract with a supplier that contains minimum annual purchase requirements. To the extent the Company does not meet this requirement, it would be required to pay $0.25 per barrel on the difference between the minimum purchase requirement and the actual purchases. Since inception of the contract, the Company has taken delivery of all minimum requirements. As of December 31, 2006, the estimated minimum purchase requirements under this contract and other crude purchase contracts were as follows:

Year	Commitment
2007	$263,317
2008	37,985
2009	—
2010	—
2011	—
Thereafter	—

Total	$301,302

  Contingencies
     From time to time, the Company is a party to certain claims and litigation incidental to its business. Management is of the opinion that the ultimate resolution of any known claims, either individually or in the aggregate, will not have a material adverse impact on the Company’s financial position, results of operations or cash flows.
  Environmental
     The Company operates crude oil and specialty hydrocarbon refining and terminal operations, which are subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations can impair the Company’s operations that affect the environment in many ways, such as requiring the acquisition of permits to conduct regulated activities; restricting the manner in which the Company can release materials into the environment; requiring remedial activities or capital expenditures to mitigate pollution from former or current operations; and imposing substantial liabilities for pollution resulting from its operations. Certain environmental laws impose joint and several, strict liability for costs required to remediate and restore sites where petroleum hydrocarbons, wastes, or other materials have been released or disposed.
     Failure to comply with environmental laws and regulations may result in the triggering of administrative, civil and criminal measures, including the assessment of monetary penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of the Company’s operations. On occasion, the Company receives notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable environmental laws and regulations. In particular, the Louisiana Department of Environmental Quality (“LDEQ”) has proposed penalties totaling $191 and supplemental projects for the following alleged violations: (i) a May 2001 notification received by the Cotton Valley refinery from the LDEQ regarding several alleged violations of various air emission regulations, as identified in the course of the Company’s Leak Detection and Repair program, and also for failure to submit various reports related to the facility’s air emissions; (ii) a December 2002 notification received by the Company’s Cotton Valley refinery from the LDEQ regarding alleged violations for excess emissions, as identified in the LDEQ’s file review of the Cotton Valley refinery; and (iii) a December 2004 notification received by the Cotton Valley refinery from the LDEQ regarding alleged violations for the construction of a multi-tower pad and associated pump pads without a permit issued by the agency. The Company is currently in settlement negotiations with the LDEQ to resolve these matters, as well as a number of similar matters at the Princeton refinery, for which no penalty has yet been proposed. We anticipate that any penalties that may be assessed due to the alleged violations at our Princeton refinery will be consolidated in a settlement agreement that we anticipate executing with the LDEQ in connection with the agency’s “Small Refinery and Single Site Refinery Initiative” described below.
     The Company has recently entered into discussions on a voluntary basis with the LDEQ regarding the Company’s participation in that agency’s “Small Refinery and Single Site Refinery Initiative.” This state initiative is patterned after the EPA’s “National Petroleum Refinery Initiative,” which is a coordinated, integrated compliance and enforcement strategy to address federal Clean Air Act compliance issues at the nation’s largest petroleum refineries. The Company expects that the LDEQ’s primary focus under the state initiative will be on four compliance and enforcement concerns: (i) Prevention of Significant Deterioration/New Source Review; (ii) New Source Performance Standards for fuel gas combustion devices, including flares, heaters and boilers; (iii) Leak Detection and Repair requirements; and (iv) Benzene Waste Operations National Emission Standards for Hazardous Air Pollutants. The Company is only in the beginning stages of discussion with the LDEQ and, consequently, while no significant compliance and enforcement expenditures have been requested as a result of the Company’s discussions, the Company anticipates that it will ultimately be required to make emissions reductions requiring capital investments between approximately $1,000 and $3,000 over a three to five year period at the Company’s three Louisiana refineries.

     Voluntary remediation of subsurface contamination is in process at each of our refinery sites. The remedial projects are being overseen by the appropriate state agencies. Based on current investigative and remedial activities, we believe that the groundwater contamination at these refineries can be controlled or remedied without having a material adverse effect on our financial condition. However, such costs are often unpredictable and, therefore, there can be no assurance that the future costs will not become material.
     The Company is indemnified by Shell Oil Company, as successor to Pennzoil-Quaker State Company and Atlas Processing Company, for specified environmental liabilities arising from the operations of the Shreveport refinery prior to the Company’s acquisition of the facility. The indemnity is unlimited in amount and duration, but requires the Company to contribute up to $1,000 of the first $5,000 of indemnified costs for certain of the specified environmental liabilities.
     On December 27, 2006, the LDEQ approved the Company’s application for a modification of its air emissions permit for the Shreveport refinery expansion. The Company was required to obtain approval of this modified air emissions permit from the LDEQ prior to commencing construction of the expansion activities. Upon receipt of the permit approval from the LDEQ, the Company commenced construction of the Shreveport refinery expansion project. On February 22, 2007, the Company received notice that on February 13, 2007 an individual filed, on behalf of the “Residents for Air Neutralization,” a Petition for Review in the 19th Judicial District Court for East Baton Rouge Parish, Louisiana, asking the Court to review the approval granted by the LDEQ for the Company’s application for a modified air emissions permit. The Petition alleges the information in the final LDEQ decision report was inaccurate and that, based on the LDEQ’s decision to grant the modified air emissions permit, the LDEQ had not reviewed the evidence put before them properly. There is a question, unresolved at this time, concerning whether the Petition was timely filed. If it was timely filed, the LDEQ will have sixty days after service of the Petition to file the record of its proceedings with the district court. The Company believes that the LDEQ will be successful in defending its approval of the Company’s application for a modified air emissions permit. The Company is not named at this time as a party to the Petition.
  Standby Letters of Credit
     The Company has agreements with various financial institutions for standby letters of credit which have been issued to domestic vendors. As of December 31, 2006 and 2005, the Company had outstanding standby letters of credit of $42,775 and $37,746, respectively, under its senior secured revolving credit facility. As discussed in Note 6 below, as of December 31, 2006 the Company also had a $50,000 letter of credit outstanding under the senior secured first lien letter of credit facility for its fuels hedging program, which bears interest at 3.50%.
6.  Long-Term Debt
     Long-term debt consisted of the following:

	Calumet	Predecessor
	December 31,
	2006	2005
Borrowings under senior secured revolving credit agreement with third-party lenders, interest at prime (8.25% and 7.25% at December 31, 2006 and 2005, respectively), interest payments monthly, borrowings due December 2010	$—	$92,985
Borrowings under senior secured first lien term loan with third-party lenders, interest at rate of three-month LIBOR plus 3.50% (8.85% and 7.99% at December 31, 2006 and 2005, respectively), interest and principal payments quarterly with borrowings due December 2012	49,500	175,000

Total long-term debt	49,500	267,985
Less current portion of long-term debt	500	500

	$49,000	$267,485

     On December 9, 2005, the Company paid off its existing indebtedness by entering into a $225,000 senior secured revolving credit facility due December 2010 and a $225,000 senior secured first lien credit facility consisting of a $175,000 term loan facility and a $50,000 letter of credit facility to support its fuels hedging program due December 2012. These facilities contain financial covenants including a fixed charge coverage ratio and a consolidated leverage ratio. The revolving credit facility borrowings are limited by advance rates of percentages of eligible accounts receivable and inventory (the borrowing base) as defined by the revolving credit agreement. All guarantees and pledges of assets under the indebtedness repaid on December 9, 2005 were released upon its repayment with the borrowings under our current agreements.

     The maximum borrowing capacity at December 31, 2006 was $178,757, with $135,981 available for additional borrowings based on collateral and specified availability limitations. The term loan facility borrowings are secured by a first lien on the property, plant and equipment of the Company and its subsidiaries. The net proceeds of our initial public offering (see Note 9) were used to repay indebtedness and accrued interest under the first lien term loan facility in the amount of approximately $125,700 and repay indebtedness under the secured revolving credit facility in the amount of approximately $13,100. After this repayment, the term loan requires quarterly principal payments of $125 through December 2011 and quarterly principal payments of approximately $11,800 thereafter until maturing in December 2012. The Company is in compliance with all covenants and restrictions defined in these credit agreements.
     As of December 31, 2006, maturities of the Company’s long-term debt is as follows:

Year	Maturity
2007	$500
2008	500
2009	500
2010	500
2011	500
2012	$47,000

Total	$49,500

7.  Derivatives
     The Company has the following derivative instruments outstanding as of December 31, 2006 and 2005.
  Crude Oil Collar Contracts
     The Company utilizes combinations of options to manage crude oil price risk and volatility of cash flows in its specialty products segment. These combinations of options are designated as cash flow hedges of the future purchase of crude oil. The Company’s policy is generally to enter into crude oil derivative contracts for a period no greater than three to six months forward and for 50% to 75% of anticipated crude oil purchases related to our specialty products production. At December 31, 2006, the Company had the following derivatives related to crude oil purchases.

			Average	Average	Average	Average
Crude Oil Put/Call Spread			Lower Put	Upper Put	Lower Call	Upper Call
Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
January 2007	248,000	8,000	$48.66	$58.66	$68.66	$78.66
February 2007	224,000	8,000	49.28	59.28	69.28	79.28
March 2007	248,000	8,000	50.85	60.85	70.85	80.85

Totals	720,000
Average price			$49.61	$59.61	$69.61	$79.61
     At December 31, 2005, the Company had the following derivatives related to crude oil purchases.

			Average	Average	Average	Average
Crude Oil Put/Call Spread			Lower Put	Upper Put	Lower Call	Upper Call
Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
January 2006	248,000	8,000	$46.02	$55.57	$65.57	$75.57
February 2006	224,000	8,000	46.13	55.71	65.71	75.71
March 2006	248,000	8,000	45.64	55.41	65.41	75.41
April 2006	240,000	8,000	45.85	55.58	65.58	75.58

Totals	960,000
Average price			$45.90	$55.56	$65.56	$75.56
  Crude Oil Swap Contracts
     The Company utilizes swap contracts to manage crude oil price risk and volatility of cash flows in its fuel products segment. The Company’s policy is generally to enter into crude oil swap contracts for a period no greater than five years forward and for no more than 75% of crude purchases used in fuels production. At December 31, 2006, the Company had the following derivatives related to crude oil purchases in its fuel products segment, all of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2007	1,710,000	19,000	65.14
Second Quarter 2007	1,728,000	18,989	64.68
Third Quarter 2007	1,742,000	18,935	65.51
Fourth Quarter 2007	1,742,000	18,935	65.51
Calendar Year 2008	8,143,000	22,249	67.37
Calendar Year 2009	7,482,500	20,500	66.04
Calendar Year 2010	5,840,000	16,000	67.40
Calendar Year 2011	363,500	996	65.99

Totals	28,751,000
Average price			$66.49
  Fuels Product Swap Contracts
     The Company utilizes swap contracts to manage diesel, gasoline and jet fuel price risk and volatility of cash flows in its fuel products segment. The Company’s policy is generally to enter into diesel and gasoline swap contracts for a period no greater than five years forward and for no more than 75% of forecasted fuels sales.
  Diesel Swap Contracts
     At December 31, 2006, the Company had the following derivatives related to diesel and jet fuel sales in its fuel products segment, all of which are designated as hedges except for 169,855 barrels in 2007. As a result of these barrels not being designated as hedges, the Company recognized $1,314 of gains in unrealized (loss) gain on derivative instruments in the consolidated statements of operations.

Diesel Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2007	1,080,000	12,000	81.10
Second Quarter 2007	1,092,000	12,000	80.74
Third Quarter 2007	1,102,000	11,978	81.36
Fourth Quarter 2007	1,102,000	11,978	81.36
Calendar Year 2008	4,941,000	13,500	82.18
Calendar Year 2009	4,562,500	12,500	80.50
Calendar Year 2010	3,650,000	10,000	80.52
Calendar Year 2011	273,000	748	76.52

Totals	17,802,500
Average price			$81.07
  Gasoline Swap Contracts
     At December 31, 2006, the Company had the following derivatives related to gasoline sales in its fuel products segment, all of which are designated as hedges.

Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2007	630,000	7,000	72.09
Second Quarter 2007	636,000	6,989	71.38
Third Quarter 2007	640,000	6,957	72.67
Fourth Quarter 2007	640,000	6,957	72.67
Calendar Year 2008	3,202,000	8,749	76.17
Calendar Year 2009	2,920,000	8,000	73.45
Calendar Year 2010	2,190,000	6,000	75.27
Calendar Year 2011	90,500	248	70.87

Totals	10,948,500
Average price			$74.30

  Fuels Product Margin (Crack Spread) Swap and Collar Contracts
     Additionally, as of December 31, 2005 the Company had utilized combinations of options and forward swap contracts to manage fuels product margin (crack spread) price risk and volatility of cash flows. These contracts were not designated as hedges under SFAS 133. For purposes of these swap contracts, crack spread is defined as the difference between the selling price of one barrel of refined product (gasoline or diesel) less the price of one barrel of crude oil, with all component pricing based on standard market indices as defined in the contracts. The Company entered into various combinations of these swap contracts to achieve an approximate 2/1/1 crack spread ratio, which means two barrels of crude oil and one barrel each of gasoline and diesel. At December 31, 2005, the Company had the following derivative positions related its fuel products segment. These derivatives have been restructured as of April 1, 2006 as discussed above.

			Crack Spread
Crack Spread Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2006	1,035,000	11,500	$9.00
Second Quarter 2006	1,039,000	11,418	8.98
Third Quarter 2006	1,043,000	11,337	8.65
Fourth Quarter 2006	1,043,000	11,337	8.28
First Quarter 2007	1,260,000	14,000	11.59
Second Quarter 2007	1,273,000	13,989	11.56
Third Quarter 2007	1,282,000	13,935	11.60
Fourth Quarter 2007	1,282,000	13,935	11.60

Totals	9,257,000
Average price			$10.30
     As of December 31, 2005, the Company had entered into fuels product margin (crack spread) collar contracts with counterparties whereby the Company purchased a crack spread put option while simultaneously selling a crack spread call option. These crack spread collar contracts required no net premium to be paid by the Company to the counterparties as the premium for the purchased crack spread put option is offset by the premium for the sold crack spread call option. These contracts were not designated as hedges under SFAS 133. The Company had no fuels product margin collar contracts outstanding at December 31, 2006.
     Fuels product margin collar contracts consisted of the following at December 31, 2005:

			Put Option	Call Option
			Strike Price	Strike Price
Crack Spread Collar Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
First Quarter 2006	675,000	7,500	$7.29	$9.62
Second Quarter 2006	680,000	7,473	7.82	10.15
Third Quarter 2006	685,000	7,446	7.59	9.59
Fourth Quarter 2006	685,000	7,446	6.30	8.30

Totals	2,725,000
Average price			$7.25	$9.41
  Natural Gas Swap Contracts
     The Company utilizes forward swap contracts to manage natural gas price risk and volatility of cash flows. These swap contracts are designated as cash flow hedges of the future purchase of natural gas. The Company’s policy is generally to enter into natural gas derivative contracts to hedge approximately 50% or more of its upcoming fall and winter months’ anticipated natural gas requirements. At December 31, 2006, the Company had the following derivatives related to natural gas purchases.

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
First Quarter 2007	600,000	$8.87
Third Quarter 2007	100,000	$7.99
Fourth Quarter 2007	150,000	$7.99
First Quarter 2008	150,000	$7.99

Totals	1,000,000
Average price		$8.52

     At December 31, 2005, the Company had the following derivatives related to natural gas purchases.

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
First Quarter 2006	600,000	$9.84
  Interest Rate Swap Contracts
     In 2006, the Company entered into a forward swap contract to manage interest rate risk related to its variable rate senior secured first lien term loan. The Company hedges the interest payments related to 85% of its future term loan indebtedness. This swap contract is designated as a cash flow hedge of the future payment of interest with LIBOR fixed at 5.44% per annum.
8.  Fair Value of Financial Instruments
     Our financial instruments, which require fair value disclosure, consist primarily of cash and cash equivalents, accounts receivable, financial derivatives, accounts payable and indebtedness. The carrying value of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. Derivative instruments are reported in the accompanying consolidated financial statements at fair value in accordance with SFAS No. 133. Based upon borrowing rates available to the Company for long-term debt with similar terms and the same remaining maturities, the fair value of long-term debt approximates carrying value at December 31, 2006 and 2005. In addition, based upon fees charged for similar agreements, the face values of outstanding standby letters of credit approximate their fair value at December 31, 2006 and 2005.
9.  Partners’ Capital
     On January 31, 2006, the Partnership completed the initial public offering of its common units and sold 5,699,900 of those units to the underwriters in the initial public offering at a price to the public of $21.50 per common unit. The Partnership also sold a total of 750,100 common units to certain relatives of the chairman of our general partner at a price of $19.995 per common unit. In addition, on February 8, 2006, the Partnership sold an additional 854,985 common units to the underwriters at a price to the public of $21.50 per common unit pursuant to the underwriters’ over-allotment option. Each of these issuances was made pursuant to the Partnership’s Registration Statement on Form S-1 (File No. 333-128880) declared effective by the Securities and Exchange Commission on January 29, 2006. The proceeds received by the Partnership (net of underwriting discounts and structuring fees and before expenses) from the sale of an aggregate of 7,304,985 units were approximately $144,400. The net proceeds were used to: (i) repay indebtedness and accrued interest under the first lien term loan facility in the amount of approximately $125,700, (ii) repay indebtedness under the secured revolving credit facility in the amount of approximately $13,100 and (iii) pay transaction fees and expenses in the amount of approximately $5,600. Underwriting discounts totaled approximately $11,600 (including certain structuring fees paid to certain of the underwriters of approximately $2,400).
     On July 5, 2006, the Partnership completed a follow-on public offering of its common units in which it sold 3,300,000 common units to the underwriters of the offering at a price to the public of $32.94 per common unit. This issuance was made pursuant to the Partnership’s Registration Statement on Form S-1 (File No. 333-134993) declared effective by the Securities and Exchange Commission on June 28, 2006. The proceeds received by the Partnership (net of underwriting discounts, commissions and expenses but before its general partner’s capital contribution) from this offering was $103,479. The use of proceeds from the offering was to: (i) repay all of its borrowings under its revolving credit facility, which were approximately $9,243 as of June 30, 2006, (ii) fund the future construction and other start-up costs of the planned expansion project at the Shreveport refinery and (iii) to the extent available, for general partnership purposes. Underwriting discounts totaled $4,620. The general partner contributed $2,218 to retain its 2% general partner interest.
     Of the 16,366,000 common units outstanding at December 31, 2006, 10,604,985 are held by the public, with the remaining 5,761,015 held by our affiliates. All of the 13,066,000 subordinated units are held by our affiliates.
     Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash as defined in the Company’s partnership agreement. The subordination period will end on the first day of any quarter beginning after December 31, 2010 in which we meet certain financial tests provided for in our partnership agreement. Significant information regarding rights of the limited partners include the following:

•	Rights to received distributions of available cash within 45 days after the end of each quarter, to the extent the Company has sufficient cash from operations after the establishment of cash reserves.

•	Limited partners have limited voting rights on matters affecting the Company’s business. The general partner may consider only the interest and factors that it desires, and has not duty or obligation to give any consideration of any interest of, our limited partners. Limited partners have no right to elect the Company’s board of directors or general partner.

•	The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. Any holder, other than the general partner or the general partner’s affiliates, that owns 20% or more of any class of units outstanding, cannot vote on any matter.

•	During the subordination period, the general partner, without approval of the limited partners, may cause the Company to issue up to 3,233,000 of common units until the completion of the Shreveport refinery expansion project. If, upon completion, this project increases cash flow from operations per unit, the general partner may cause the Company to issue up to 6,533,000 of additional common units. After the subordination period, we may issue an unlimited number of limited partner interests without the approval of the limited partners.

•	Limited partners may be required to sell their units to the general partner if at any time the general partner owns more than 80% of the issued and outstanding common units.
     Our general partner is entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels shown below:

		Marginal Percentage
	Total Quarterly	Interest in
	Distribution	Distributions
	Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.45	98%	2%
First Target Distribution	up to $0.495	98%	2%
Second Target Distribution	above $0.495 up to $0.563	85%	15%
Third Target Distribution	above $0.563 up to $0.675	75%	25%
Thereafter	above $0.675	50%	50%
     The Predecessor’s policy was that distributions were limited to the amount necessary to pay each partner’s federal income tax and any state income tax on their share of partnership income. However, additional distributions to the partners could be made at the sole discretion of the general partner. During the year ended December 31, 2005, distributions of $7,300 were made to the Predecessor partners. In January 2006, the Predecessor made its final distribution of $6,900 to its partners. Subsequent to January 31, 2006, Calumet’s distribution policy is as defined in its Partnership Agreement. For the year ended December 31, 2006, Calumet made distributions of $38,286 to its partners.
10.  Unit-Based Compensation
     Our general partner adopted a Long-Term Incentive Plan (the “Plan”) on January 24, 2006 for its employees, consultants and directors and its affiliates who perform services for us. The Plan provides for the grant of restricted units, phantom units, unit options and substitute awards and, with respect to unit options and phantom units, the grant of distribution equivalent rights (“DERs”). Subject to adjustment for certain events, an aggregate of 783,960 common units may be delivered pursuant to awards under the Plan. Units withheld to satisfy our general partner’s tax withholding obligations are available for delivery pursuant to other awards. The Plan is administered by the compensation committee of our general partner’s board of directors.
     On November 17, 2006, non-employee directors of our general partner were granted phantom units under the terms of the Plan as part of their director compensation package related to fiscal year 2006. These phantom units have a four year service period, beginning on January 1, with one quarter of the phantom units vesting annually on each December 31 of the vesting period. Although ownership of common units related to the vesting of such phantom units does not transfer to the recipients until the phantom units vest, the recipients have DERs on these phantom units from the date of grant. The Company uses the market price of its units on the grant date to calculate the fair value and related compensation cost of the units. The Company amortizes this compensation cost to partners’

capital and selling, general and administrative expense in the consolidated statements of operations using the straight-line method over the four year vesting period, as we expect these units to fully vest.
     A summary of the Company’s nonvested units as of December 31, 2006, and the changes during the year ended December 31, 2006, are presented below:

		Weighted-Average
		Grant Date
Nonvested Phantom Units	Grant	Fair Value
Nonvested at January 1, 2006	—	$—
Granted	7,296	33.63
Vested	(1,824)	33.63
Forfeited	—	—

Nonvested at December 31, 2006	5,472	$33.63

     For the year ended December 31, 2006, compensation expense of $61 was recognized in the consolidated statements of operations related to vested unit grants. As of December 31, 2006, there was a total of $184 of unrecognized compensation costs related to nonvested unit grants. These costs are cost is expected to be recognized over a weighted-average period of three years.
11.  Employee Benefit Plan
     The Company has a defined contribution plan administered by one of its limited partners. All full-time employees who have completed at least one hour of service are eligible to participate in the plan. Participants are allowed to contribute 0% to 100% of their pre-tax earnings to the plan, subject to government imposed limitations. The Company matches 100% of each 1% contribution by the participant up to 3% and 50% of each additional 1% contribution up to 5% for a maximum contribution by the Company of 4% per participant. The Company’s matching contribution was $1,109, $839, and $791 for the years ended December 31, 2006, 2005 and 2004, respectively. The plan also includes a profit-sharing component. Contributions under the profit-sharing component are determined by the Board of Directors of the Company’s general partner and are discretionary. The Company’s profit sharing contribution was $870, $452, and $426 for the years ended December 31, 2006, 2005 and 2004, respectively.
12.  Transactions with Related Parties
     During the years ended December 31, 2006, 2005 and 2004, the Company had sales to related parties of $904, $209 and $9, respectively. Trade accounts and other receivables from related parties at December 31, 2006 and 2005 were $210 and $110, respectively. The Company also had purchases from related parties during the years ended December 31, 2006, 2005 and 2004 of $1,228, $1,114 and $864, respectively. Accounts payable to related parties at December 31, 2006 and 2005 were $358 and $1,704, respectively.
     Certain partners of the Predecessor had loaned the Predecessor funds under long-term notes, which were repaid in the year ended December 31, 2005, as discussed in Note 6. The interest expense associated with the affiliated borrowings was approximately $0, $9,659 and $8,940 for the years ended December 31, 2006, 2005 and 2004, respectively.
     A limited partner provides certain administrative and accounting services to the Company for an annual fee. Such services include, but are not necessarily limited to, advice and assistance concerning aspects of the operation, planning, and human resources of the Company. Payments for the years ended December 31, 2006, 2005 and 2004 were $549, $633 and $623, respectively.
     The Company participates in a self-insurance program for medical benefits with a limited partner and several other related companies. In connection with this program, contributions are made to a voluntary employees’ benefit association (VEBA) trust. Contributions made by the Company to the VEBA for the years ended December 31, 2006, 2005 and 2004 totaled $3,093, $3,167 and $2,784, respectively.
     The Company has placed a portion of its insurance underwriting requirements, including general liability, automobile liability, excess liability, workers’ compensation as well as directors’ and officers’ liability with a commercial insurance brokerage business. A member of the board of directors of our general partner serves as an executive of this commercial insurance brokerage company. The total premiums paid to this company by Calumet for the years ended December 31, 2006 and 2005 were $1,647 and $784, respectively.

     The Company participates in a self-insurance program for workers’ compensation with a limited partner and several other related companies. In connection with this program, contributions are made to the limited partner. Contributions made by the Company to the limited partner for the years ended December 31, 2006, 2005 and 2004 totaled $213, $294 and $327, respectively.
     The Company participates in a self-insurance program for general liability with a limited partner and several related companies. In connection with this program, contributions are made to the limited partner. Contributions made by the Company to the limited partner for the years ended December 31, 2006, 2005 and 2004 totaled $563, $590 and $337, respectively.
13.  Segments and Related Information
  a. Segment Reporting
     Under the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has two reportable segments: Specialty Products and Fuel Products. The Specialty Products segment produces a variety of lubricating oils, solvents and waxes. These products are sold to customers who purchase these products primarily as raw material components for basic automotive, industrial and consumer goods. The Fuel Products segment produces a variety of fuel and fuel-related products including gasoline, diesel and jet fuel.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that the Company evaluates segment performance based on income from operations. The Company accounts for intersegment sales and transfers at cost plus a specified mark-up. Reportable segment information is as follows (in thousands):

	Specialty	Fuel	Combined		Consolidated
Year Ended December 31, 2006 (Calumet)	Products	Products	Segments	Eliminations	Total
Sales:
External customers	$913,143	$727,905	$1,641,048	$—	$1,641,048
Intersegment sales	653,842	34,135	687,977	(687,977)	—

Total sales	$1,566,985	$762,040	$2,329,025	$(687,977)	$1,641,048

Depreciation and amortization	15,027	—	15,027	—	15,027
Income from operations	83,526	39,607	123,133	—	123,133
Reconciling items to net income:
Interest expense					(9,030)
Interest income					2,951
Debt extinguishment costs					(2,967)
Gain (loss) on derivative instruments					(18,045)
Other					(274)
Income tax expense					(190)

Net income					95,578

Capital expenditures	$76,064	$—	$76,064	$—	$76,064

	Specialty	Fuel	Combined		Consolidated
Year Ended December 31, 2005 (Predecessor)	Products	Products	Segments	Eliminations	Total
Sales:
External customers	$703,214	$585,858	$1,289,072	$—	$1,289,072
Intersegment sales	552,563	15,020	567,583	(567,583)	—

Total sales	$1,255,777	$600,878	$1,856,655	$(567,583)	$1,289,072

Depreciation and amortization	12,727	—	12,727	—	12,727
Income (loss) from operations	6,028	61,255	67,283	—	67,283
Reconciling items to net income:
Interest expense					(22,961)
Interest income					204
Debt extinguishment costs					(6,882)
Gain (loss) on derivative instruments					(24,756)
Other					38

Net income					12,926

Capital expenditures	$12,963	$—	$12,963	$—	$12,963

	Specialty	Fuel	Combined		Consolidated
Year Ended December 31, 2004 (Predecessor)	Products	Products	Segments	Eliminations	Total
Sales:
External customers	$530,009	$9,607	$539,616	$—	$539,616
Intersegment sales	15,651	—	15,651	(15,651)	—

Total sales	$545,660	$9,607	$555,267	$(15,651)	$539,616

Depreciation and amortization	9,745	—	9,745	—	9,745
Income (loss) from operations	(10,095)	(2,783)	(12,878)	—	(12,878)
Reconciling items to net income:
Equity in (loss) income of unconsolidated affiliates					(427)
Interest expense					(9,869)
					17
Gain (loss) on derivative instruments					31,372
Other					66

Net income					8,281

Capital expenditures	$43,033	$—	$43,033	$—	$43,033

	Calumet	Predecessor
	December 31,
	2006	2005	2004
Segment assets:
Specialty products	$973,854	$608,230	$316,526
Fuel products	681,677	375,153	69,400

Combined segments	1,655,531	983,383	385,926
Eliminations	(1,123,880)	(581,459)	(66,530)

Total assets	$531,651	$401,924	$319,396

  b. Geographic Information
     International sales accounted for less than 10% of consolidated sales in each of the three years ended December 31, 2006, 2005 and 2004.

  c. Product Information
     The Company offers products primarily in four general categories consisting of fuels, lubricants, waxes and solvents. Other includes asphalt and other by-products. The following table sets forth the major product category sales (dollars in thousands):

	Calumet	Predecessor
	December 31,
	2006	2005	2004
Fuels	$761,469	$619,842	$82,288
Lubricants	509,933	394,363	251,880
Solvents	201,931	144,967	114,694
Waxes	61,192	43,638	39,526
Other	106,523	86,262	51,228

Total sales	$1,641,048	$1,289,072	$539,616

  d. Major Customers
     No customer represented 10% or greater of consolidated sales in each of the three years ended December 31, 2006, 2005 and 2004.
14.  Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total(1)
2006 (Calumet)
Sales	$397,694	$429,925	$444,747	$368,681	$1,641,048
Gross profit	51,249	58,460	51,560	43,671	204,940
Operating income	31,384	37,585	29,536	24,628	123,133
Net income	3,831	23,540	36,087	32,120	95,578
Basic and diluted net income per limited partner unit:
Common	$0.30	$0.76	$0.93	$0.85	$2.84
Subordinated	$(0.34)	$0.76	$0.93	$0.85	$2.20
Weighted average limited partner common units outstanding — basic and diluted	12,950,070	13,066,000	16,186,652	16,366,000
Weighted average limited partner subordinated units outstanding — basic and diluted	13,066,000	13,066,000	13,066,000	13,066,000
2005 (Predecessor)
Sales	$229,549	$301,562	$363,870	$394,091	$1,289,072
Gross profit	27,294	30,805	38,781	45,075	141,955
Operating income	11,922	13,808	20,794	20,759	67,283
Net income (loss)	1,049	18,986	(39,379)	32,270	12,926

(1)	The sum of the four quarters may not equal the total year due to rounding.

15. Change in Accounting for Turnaround Costs
     As described in Note 2, the Company adopted FSP AUG AIR-1, Accounting for planned Major Maintenance Activities (the “Position”) on January 1, 2007 and began using the deferral method to account for turnaround costs. Under this method, actual costs of an overhaul are capitalized as incurred and amortized to cost of sales until the next overhaul date. Prior to the adoption of this standard, the Company accrued for such overhaul costs in advance and recorded the charge to cost of sales. As a result of the adoption of the Position, the Company has adjusted prior periods to account for turnaround costs as capitalized costs, recorded in other noncurrent assets on the consolidated balance sheets, in lieu of recording accrued turnaround costs. The effects of these adjustments were as follows:
Consolidated Balance Sheets

	December 31,
	2006		2005
	As Reported	As Adjusted	As Reported	As Adjusted
Other noncurrent assets, net	$3,233	$4,710	$12,964	$15,171
Total assets	530,174	531,651	399,717	401,924
Turnaround costs	5,105	—	2,679	—
Current liabilities	102,489	97,384	93,178	90,499
Total liabilities	151,489	146,384	360,663	357,984
Partners’ capital	378,685	385,267	39,054	43,940
Total liabilities and partners’ capital	530,174	531,651	399,717	401,924
Consolidated Statements of Operations

	Years Ended December 31,
	2006		2005		2004
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Cost of sales	$1,437,804	$1,436,108	$1,148,715	$1,147,117	$501,284	$501,973
Gross profit	203,244	204,940	140,357	141,955	38,332	37,643
Operating income (loss)	121,437	123,133	65,685	67,283	(12,189)	(12,878)
Net income before income taxes	94,072	95,768	11,328	12,926	8,970	8,281
Net income	93,882	95,578	11,328	12,926	8,970	8,281
Basic net income per limited partner unit:
Common	$2.81	$2.84
Subordinated	$2.14	$2.20
Basic net income per limited partner unit:
Common	$2.81	$2.84
Subordinated	$2.14	$2.20
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006		2005		2004
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net income	$93,882	$95,578	$11,328	$12,926	$8,970	$8,281
Amortization of turnaround costs	—	3,267	—	2,341	—	2,818
Changes assets and liabilities:
Accrued turnaround costs	2,426	—	581	—	246	—
Other noncurrent assets	4,242	1,705	(4,561)	(7,919)	161	(1,722)
Net cash provided by (used in) operating activities	166,768	166,768	(34,001)	(34,001)	(612)	(612)
16.  Subsequent Events
     On January 5, 2007, the Company declared a quarterly cash distribution of $0.60 per unit on all outstanding units, or $18,673, for the quarter ended December 31, 2006. The distribution was paid on February 14, 2007 to unitholders of record as of the close of business on February 4, 2007. This quarterly distribution of $0.60 per unit equates to $2.40 per unit, or $74,691, on an annualized basis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of
Calumet GP, LLC
     We have audited the accompanying balance sheet of Calumet GP, LLC as of December 31, 2006. This financial statement is the responsibility of Calumet GP, LLC’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Calumet GP, LLC’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Calumet GP, LLC’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Staff Position No. AUG AIR-1 Accounting for Planned Major Maintenance Activities, in 2007 and applied the change in its method of accounting for maintenance activities retrospectively to previously reported financial statements.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Calumet GP, LLC at December 31, 2006, in conformity with U.S. generally accepted accounting principles.
/s/  Ernst & Young LLP
Indianapolis, Indiana
November 2, 2007.

CALUMET GP, LLC
CONSOLIDATED BALANCE SHEET

December 31,
2006
(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$81,257
Accounts receivable:
Trade, less allowance for doubtful accounts of $782	97,740
Other	1,262

99,002
Inventories	110,985
Prepaid expenses	1,506
Derivative assets	40,802
Deposits and other current assets	1,961

Total current assets	335,513
Property, plant and equipment, net	191,732
Other noncurrent assets, net	4,710

Total assets	$531,955

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$78,752
Accrued salaries, wages and benefits	5,675
Taxes payable	7,038
Other current liabilities	2,424
Current portion of long-term debt	500
Derivative liabilities	2,995

Total current liabilities	97,384
Long-term debt, less current portion	49,000

Total liabilities	146,384

Commitments and contingencies
Minority interest	183,243
Members’ capital	150,077
Accumulated other comprehensive income	52,251

Total members’ capital	$202,328

Total liabilities and members’ capital	$531,955

See accompanying notes to the consolidated balance sheet.

CALUMET GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
(in thousands, except operating, unit and per unit data)
Note: As a result of the retrospective application of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities (discussed under Accounting Change in Note 2), Calumet Specialty Products Partners, L.P. has revised its consolidated financial statements and the accompanying notes thereto as noted below.
•	Note 3, Summary of Significant Accounting Policies – A new section entitled “Accounting Change” discussing FSP AUG AIR-1 has been added, replacing the previous “New Accounting Pronouncement” paragraph. The “Other Noncurrent Assets” section has been revised.

•	Note 12, Change in Accounting for Turnaround Costs – The effect of the adjustments resulting from the adoption of FSP AUG AIR-1 has been disclosed.
1.  Nature of Operations
     Calumet GP, LLC (the GP) is a Delaware limited liability company formed on September 27, 2005 and is the general partner of Calumet Specialty Products Partners, L.P. (the Partnership). Its sole purpose is to operate the Partnership. The GP is owned by The Heritage Group as well as Fred M. Fehsenfeld, Jr. family trusts and an F. William Grube family trust. The GP owns a two percent general partner interest in the Partnership and manages and operates all of the assets of the Partnership. However, due to the substantive control granted to the GP by the partnership agreement we consolidate our interest in the Partnership (collectively Calumet or the Company).
     Calumet is engaged in the production and marketing of crude oil-based specialty lubricating oils, fuels, solvents and waxes. Calumet owns a refinery located in Princeton, Louisiana, a refinery located in Cotton Valley, Louisiana, a terminal located in Burnham, Illinois and a refinery located in Shreveport, Louisiana.
2.  Members’ Capital
     On January 31, 2006, the Partnership completed the initial public offering of its common units and sold 5,699,900 of those units to the underwriters in the initial public offering at a price to the public of $21.50 per common unit. The Partnership also sold a total of 750,100 common units to certain relatives of the chairman of our general partner at a price of $19.995 per common unit. In addition, on February 8, 2006, the Partnership sold an additional 854,985 common units to the underwriters at a price to the public of $21.50 per common unit pursuant to the underwriters’ over-allotment option. Each of these issuances was made pursuant to the Partnership’s Registration Statement on Form S-1 (File No. 333-128880) declared effective by the Securities and Exchange Commission on January 29, 2006. The proceeds received by the Partnership (net of underwriting discounts and structuring fees and before expenses) from the sale of an aggregate of 7,304,985 units were approximately $144,400. The net proceeds were used to: (i) repay indebtedness and accrued interest under the first lien term loan facility in the amount of approximately $125,700, (ii) repay indebtedness under the secured revolving credit facility in the amount of approximately $13,100 and (iii) pay transaction fees and expenses in the amount of approximately $5,600. Underwriting discounts totaled approximately $11,600 (including certain structuring fees paid to certain of the underwriters of approximately $2,400).
     On July 5, 2006, the Partnership completed a follow-on public offering of its common units in which it sold 3,300,000 common units to the underwriters of the offering at a price to the public of $32.94 per common unit. This issuance was made pursuant to the Partnership’s Registration Statement on Form S-1 (File No. 333-134993) declared effective by the Securities and Exchange Commission on June 28, 2006. The proceeds received by the Partnership (net of underwriting discounts, commissions and expenses but before its general partner’s capital contribution) from this offering was $103,479. The use of proceeds from the offering was to: (i) repay all of its borrowings under its revolving credit facility, which were approximately $9,243 as of June 30, 2006, (ii) fund the future construction and other start-up costs of the planned expansion project at the Shreveport refinery and (iii) to the extent available, for general partnership purposes. Underwriting discounts totaled $4,620. The general partner contributed $2,218 to retain its 2% general partner interest.
     During the year ended December 31, 2006, the GP received cash distributions of $1,013 from the Partnership.

3.  Summary of Significant Accounting Policies
Accounting Change
     In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities (the “Position”), which amends certain provisions in the AICPA Industry Audit Guides, Audits of Airlines, and APB Opinion No. 28, Interim Financial Reporting. The Position prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities (turnaround costs) and requires the use of the direct expensing method, built-in overhaul method, or deferral method. The Position is effective for fiscal years beginning after December 15, 2006. See Note 12 for details regarding the effects of the adoption of this Position on the consolidated financial statements.
Consolidation
     The consolidated financial statements include the accounts of the GP, the Partnership and its wholly-owned operating subsidiaries, Calumet Lubricants Co., Limited Partnership, Calumet Sales Company Incorporated and Calumet Shreveport, LLC (“Calumet Shreveport”). Calumet Shreveport’s wholly-owned operating subsidiaries are Calumet Shreveport Fuels, LLC and Calumet Shreveport Lubricants & Waxes, LLC. All intercompany transactions and accounts have been eliminated. Hereafter, the consolidated companies are referred to as the Company.
Use of Estimates
     The Company’s financial statements are prepared in conformity with U.S. generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
     Cash and cash equivalents includes all highly liquid investments with a maturity of three months or less at the time of purchase.
Inventories
     The cost of inventories is determined using the last-in, first-out (LIFO) method. Costs include crude oil and other feedstocks, labor, processing costs and refining overhead costs. Inventories are valued at the lower of cost or market value.
     Inventories consist of the following:

December 31,
2006
Raw materials	$26,791
Work in process	30,130
Finished goods	54,064

$110,985

     The replacement cost of these inventories, based on current market values, would have been $46,711 higher at December 31, 2006.
Accounts Receivable
     The Company performs periodic credit evaluations of customers’ financial condition and generally does not require collateral. Receivables are generally due within 30 days for our specialty products segment and 10 days for our fuel products segment. The Company maintains an allowance for doubtful accounts for estimated losses in the collection of accounts receivable. The Company makes estimates regarding the future ability of its customers to make required payments based on historical credit experience and expected future trends. The activity in the allowance for doubtful accounts was as follows:

December 31,
2006
Beginning balance	$750
Provision	172
Write-offs, net	(140)

Ending balance	$782

Property, Plant and Equipment
     Property, plant and equipment are stated on the basis of cost. Depreciation is calculated generally on composite groups, using the straight-line method over the estimated useful lives of the respective groups.
     Property, plant and equipment, including depreciable lives, consists of the following:

December 31,
2006
Land	$1,047
Buildings and improvements (10 to 40 years)	1,811
Machinery and equipment (10 to 20 years)	167,195
Furniture and fixtures (5 to 10 years)	1,198
Construction-in-progress	68,519

239,770
Less accumulated depreciation	(48,038)

$191,732

     Under the composite depreciation method, the cost of partial retirements of a group is charged to accumulated depreciation. However, when there are dispositions of complete groups or significant portions of groups, the cost and related accumulated depreciation are retired, and any gain or loss is reflected in earnings.
     During the year ended December 31, 2006, the Company incurred $10,998 of interest expense of which $1,968 was capitalized as a component of property, plant and equipment.
Impairment of Long-Lived Assets
     The Company periodically evaluates the carrying value of long-lived assets to be held and used, including definite-lived intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a write-down of the asset would be recorded through a charge to operations, based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held and used until disposal.
Revenue Recognition
     The Company recognizes revenue on orders received from its customers when there is persuasive evidence of an arrangement with the customer that is supportive of revenue recognition, the customer has made a fixed commitment to purchase the product for a fixed or determinable sales price, collection is reasonably assured under the Company’s normal billing and credit terms, all of the Company’s obligations related to product have been fulfilled and ownership and all risks of loss have been transferred to the buyer, which is upon shipment to the customer.
Income Taxes
     The Company, as a partnership, is not liable for income taxes on the earnings of Calumet Specialty Products Partners, L.P. and its wholly-owned subsidiaries Calumet Lubricants Co., Limited Partnership and Calumet Shreveport. However, Calumet Sales Company Incorporated, a wholly-owned subsidiary of the Company, is a corporation and as a result, is liable for income taxes on its earnings.

Income taxes on the earnings of the Company, with the exception of Calumet Sales Company Incorporated, are the responsibility of the partners, with earnings of the Company included in partners’ earnings.
     Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the partnership agreement. Individual unitholders have different investment bases depending upon the timing and price of acquisition of their partnership units. Furthermore, each unitholder’s tax accounting, which is partially dependent upon the unitholder’s tax position, differs from the accounting followed in the consolidated financial statements. Accordingly, the aggregate difference in the basis of net assets for financial and tax reporting purposes cannot be readily determined because information regarding each unitholder’s tax attributes in the partnership is not readily available.
Derivatives
     The Company utilize derivative instruments to minimize our price risk and volatility of cash flows associated with the purchase of crude oil and natural gas, the sale of fuel products and interest payments. In accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended in June 2000 by SFAS No. 138 and in May 2003 by SFAS No. 149 (collectively referred to as “SFAS 133”), the Company recognizes all derivative transactions as either assets or liabilities at fair value on the balance sheet. To the extent a derivative instrument is designated effective as a cash flow hedge of an exposure to changes in the fair value of a future transaction, the change in fair value of the derivative is deferred in accumulated other comprehensive income, a component of partners’ capital. The Company accounts for certain derivatives hedging purchases of crude oil and natural gas, the sale of gasoline, diesel and jet fuel and the payment of interest as cash flow hedges. The derivatives hedging purchases and sales are recorded to cost of sales and sales in the consolidated statements of operations, respectively, upon recording the related hedged transaction in sales or cost of sales. The derivatives hedging payments of interest are recorded in interest expense in the consolidated statements of operations. For the year ended December 31, 2006, the Company has recorded a derivative gain of $6 to sales and a derivative loss of $11,070 to cost of sales. An interest rate swap loss of $7 for the year ended December 31, 2006 was recorded to interest expense. For derivative instruments not designated as cash flow hedges and the portion of any cash flow hedge that is determined to be ineffective, the change in fair value of the asset or liability for the period is recorded to unrealized gain or loss on derivative instruments in the consolidated statements of operations. The Company does not account for fuel products margin swap or collar contracts (“crack spread swaps or collars”) as cash flow hedges. As of December 31, 2006, the Company has no such derivative contracts outstanding. Upon the settlement of a derivative not designated as a cash flow hedge, the gain or loss at settlement is recorded to realized gain or loss on derivative instruments in the consolidated statements of operations.
     During 2004 and through November 30, 2005, none of our outstanding derivative transactions were designated as hedges. At December 31, 2005, certain derivatives hedging natural gas and crude oil purchases for our specialty products segment were designated as cash flow hedges. Effective April 1, 2006, the Company restructured and designated certain derivative contracts for its fuel products segment as cash flow hedges of gasoline, diesel, and jet fuel sales and crude oil purchases to the extent they qualify for hedge accounting, and the effective portion of these hedges is recorded in accumulated other comprehensive income on the consolidated balance sheets until the underlying transaction hedged is recognized in the consolidated statements of operations. Prior to this date, the historical impact of fair value fluctuations in our gasoline, diesel and crude oil derivative instruments for the fuel products segment had been reflected in the realized/unrealized gain (loss) on derivative instruments line items in our consolidated statements of operations. The Company utilizes third party valuations and published market data to determine the fair value of these derivatives.
     The Company assesses, both at inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. The Company’s estimate of the ineffective portion of the hedges for the year ended December 31, 2006 was a gain of $4,071, which was recorded to unrealized (loss) gain on derivative instruments. The effective portion of the hedges classified in accumulated other comprehensive income is $52,251 and, absent a change in the fair market value of the underlying transactions, will be reclassified to earnings by December 31, 2012 with balances being recognized as follows:

Other
Comprehensive
Year	Income (Loss)
2007	$13,803
2008	15,321
2009	12,618
2010	10,702
2011	(59)
2012	(134)

Total	$52,251

     The Company is exposed to credit risk in the event of nonperformance with our counterparties on these derivative transactions. The Company does not expect nonperformance on any derivative contract.
Other Noncurrent Assets
     Other noncurrent assets at December 31, 2006 and 2005 include $1,478 and $2,234, respectively, of capitalized turnaround costs associated with the Company’s periodic major maintenance and repairs. The Company capitalizes these costs as incurred and amortizes the cost on a straight-line basis over the life of the turnaround. These amounts are net of accumulated amortization of $5,227 and $3,395 at December 31, 2006 and 2005, respectively.
     Other noncurrent assets at December 31, 2006 include $2,112 of deferred debt issuance costs, which are being amortized on a straight-line basis over the life of the related debt instruments. These amounts are net of accumulated amortization of $562 at December 31, 2006 and 2005, respectively.
     Other noncurrent assets also include $566 at December 31, 2006 of intangible assets, net of accumulated amortization, purchased to facilitate the sales of horticultural spray oil products. These intangible assets are being amortized on a straight-line basis, over an estimated useful life of five years. Accumulated amortization on these intangible assets was $1,710 at December 31, 2006. Annual amortization for 2007 and 2008 will be $455 and $111, respectively.
New Accounting Pronouncements
     In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (the “Interpretation”), an interpretation of FASB Statement No. 109. The Interpretation clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position to be taken or expected to be taken in a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. This Interpretation will not have a material effect on the financial position, results of operations or cash flows of the Company when adopted on January 1, 2007.
     On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
     Statement 123(R) is effective for fiscal years beginning after July 1, 2005. The Company adopted Statement 123(R) using the “modified prospective” method in which compensation cost is recognized beginning with the effective date based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date. The total impact of adoption of Statement 123(R) was not material.
     In September 2006, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 157, Fair Value Measurements (the “Statement”). The Statement applies to assets and liabilities required or permitted to be measured at fair value under other accounting pronouncements. The Statement defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value, but does not provide guidance whether assets and liabilities are required or permitted to be measured at fair value. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that this Statement will have a material effect on its financial position, results of operations or cash flows.

4.  Shreveport Refinery Expansion and Reconfiguration
     The Company commenced purchasing equipment for an expansion project at its Shreveport refinery during the second quarter of 2006. As of December 31, 2006, the Company had capital expenditures of $65,492 (including $1,684 of capitalized interest) related to this expansion project, which is recorded to construction-in-progress, a component of property, plant and equipment, of which approximately $13,000 relates assets and services yet to be received. In December 2006, the Company received an air permit from the Louisiana Department of Environmental Quality and commenced construction. Management has estimated that the Company will incur approximately $84,500 of additional capital expenditures in 2007 related to the expansion project. The expansion project is expected to be completed in the third quarter of 2007. Management currently estimates the total cost of the Shreveport refinery expansion project will be approximately $150,000.
5.  Commitments and Contingencies
Leases
     The Company has various operating leases for the use of land, storage tanks, compressor stations, rail cars, equipment, precious metals, operating unit catalyst and office facilities that extend through August 2015. Renewal options are available on certain of these leases in which the Company is the lessee. Rent expense for the year ended December 31, 2006 was $10,894.
     As of December 31, 2006, the Company had estimated minimum commitments for the payment of rentals under leases which, at inception, had a noncancelable term of more than one year, as follows:

Year	Commitment
2007	$8,837
2008	5,927
2009	5,257
2010	4,664
2011	3,278
Thereafter	6,444

Total	$34,407

     Effective March 1, 2005, the Company entered into a crude purchase contract with a supplier that contains minimum annual purchase requirements. To the extent the Company does not meet this requirement, it would be required to pay $0.25 per barrel on the difference between the minimum purchase requirement and the actual purchases. Since inception of the contract, the Company has taken delivery of all minimum requirements. As of December 31, 2006, the estimated minimum purchase requirements under this contract and other crude purchase contracts were as follows:

Year	Commitment
2007	$263,317
2008	37,985
2009	—
2010	—
2011	—
Thereafter	—

Total	$301,302

Contingencies
     From time to time, the Company is a party to certain claims and litigation incidental to its business. Management is of the opinion that the ultimate resolution of any known claims, either individually or in the aggregate, will not have a material adverse impact on the Company’s financial position, results of operations or cash flows.

Environmental
     The Company operates crude oil and specialty hydrocarbon refining and terminal operations, which are subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations can impair the Company’s operations that affect the environment in many ways, such as requiring the acquisition of permits to conduct regulated activities; restricting the manner in which the Company can release materials into the environment; requiring remedial activities or capital expenditures to mitigate pollution from former or current operations; and imposing substantial liabilities for pollution resulting from its operations. Certain environmental laws impose joint and several, strict liability for costs required to remediate and restore sites where petroleum hydrocarbons, wastes, or other materials have been released or disposed.
     Failure to comply with environmental laws and regulations may result in the triggering of administrative, civil and criminal measures, including the assessment of monetary penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of the Company’s operations. On occasion, the Company receives notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable environmental laws and regulations. In particular, the Louisiana Department of Environmental Quality (“LDEQ”) has proposed penalties totaling $191 and supplemental projects for the following alleged violations: (i) a May 2001 notification received by the Cotton Valley refinery from the LDEQ regarding several alleged violations of various air emission regulations, as identified in the course of the Company’s Leak Detection and Repair program, and also for failure to submit various reports related to the facility’s air emissions; (ii) a December 2002 notification received by the Company’s Cotton Valley refinery from the LDEQ regarding alleged violations for excess emissions, as identified in the LDEQ’s file review of the Cotton Valley refinery; and (iii) a December 2004 notification received by the Cotton Valley refinery from the LDEQ regarding alleged violations for the construction of a multi-tower pad and associated pump pads without a permit issued by the agency. The Company is currently in settlement negotiations with the LDEQ to resolve these matters, as well as a number of similar matters at the Princeton refinery, for which no penalty has yet been proposed. We anticipate that any penalties that may be assessed due to the alleged violations at our Princeton refinery will be consolidated in a settlement agreement that we anticipate executing with the LDEQ in connection with the agency’s “Small Refinery and Single Site Refinery Initiative” described below.
     The Company has recently entered into discussions on a voluntary basis with the LDEQ regarding the Company’s participation in that agency’s “Small Refinery and Single Site Refinery Initiative.” This state initiative is patterned after the EPA’s “National Petroleum Refinery Initiative,” which is a coordinated, integrated compliance and enforcement strategy to address federal Clean Air Act compliance issues at the nation’s largest petroleum refineries. The Company expects that the LDEQ’s primary focus under the state initiative will be on four compliance and enforcement concerns: (i) Prevention of Significant Deterioration/New Source Review; (ii) New Source Performance Standards for fuel gas combustion devices, including flares, heaters and boilers; (iii) Leak Detection and Repair requirements; and (iv) Benzene Waste Operations National Emission Standards for Hazardous Air Pollutants. The Company is only in the beginning stages of discussion with the LDEQ and, consequently, while no significant compliance and enforcement expenditures have been requested as a result of the Company’s discussions, the Company anticipates that it will ultimately be required to make emissions reductions requiring capital investments between approximately $1,000 and $3,000 over a three to five year period at the Company’s three Louisiana refineries.
     Voluntary remediation of subsurface contamination is in process at each of our refinery sites. The remedial projects are being overseen by the appropriate state agencies. Based on current investigative and remedial activities, we believe that the groundwater contamination at these refineries can be controlled or remedied without having a material adverse effect on our financial condition. However, such costs are often unpredictable and, therefore, there can be no assurance that the future costs will not become material.
     The Company is indemnified by Shell Oil Company, as successor to Pennzoil-Quaker State Company and Atlas Processing Company, for specified environmental liabilities arising from the operations of the Shreveport refinery prior to the Company’s acquisition of the facility. The indemnity is unlimited in amount and duration, but requires the Company to contribute up to $1,000 of the first $5,000 of indemnified costs for certain of the specified environmental liabilities.
     On December 27, 2006, the LDEQ approved the Company’s application for a modification of its air emissions permit for the Shreveport refinery expansion. The Company was required to obtain approval of this modified air emissions permit from the LDEQ prior to commencing construction of the expansion activities. Upon receipt of the permit approval from the LDEQ, the Company commenced construction of the Shreveport refinery expansion project. On February 22, 2007, the Company received notice that on February 13, 2007 an individual filed, on behalf of the “Residents for Air Neutralization,” a Petition for Review in the 19th Judicial District Court for East Baton Rouge Parish, Louisiana, asking the Court to review the approval granted by the LDEQ for the

Company’s application for a modified air emissions permit. The Petition alleges the information in the final LDEQ decision report was inaccurate and that, based on the LDEQ’s decision to grant the modified air emissions permit, the LDEQ had not reviewed the evidence put before them properly. There is a question, unresolved at this time, concerning whether the Petition was timely filed. If it was timely filed, the LDEQ will have sixty days after service of the Petition to file the record of its proceedings with the district court. The Company believes that the LDEQ will be successful in defending its approval of the Company’s application for a modified air emissions permit. The Company is not named at this time as a party to the Petition.
Standby Letters of Credit
     The Company has agreements with various financial institutions for standby letters of credit which have been issued to domestic vendors. As of December 31, 2006, the Company had outstanding standby letters of credit of $42,775 under its senior secured revolving credit facility. As discussed in Note 6 below, as of December 31, 2006 the Company also had a $50,000 letter of credit outstanding under the letter of credit facility for its fuels hedging program, which bears interest at 3.50%.
6.  Long-Term Debt
     Long-term debt consisted of the following:

December 31,
2006
Borrowings under senior secured revolving credit agreement with third-party lenders, interest at prime (8.25% at December 31, 2006), interest payments monthly, borrowings due December 2010	$—
Borrowings under senior secured first lien term loan with third-party lenders, interest at rate of LIBOR plus 3.50% (8.85% at December 31, 2006), interest and principal payments quarterly with borrowings due December 2012	49,500

Total long-term debt	49,500
Less current portion of long-term debt	500

$49,000

     On December 9, 2005, the Company paid off its existing indebtedness by entering into a $225,000 senior secured revolving credit facility due December 2010 and a $225,000 senior secured first lien credit facility consisting of a $175,000 term loan facility and a $50,000 letter of credit facility to support its fuel hedging program due December 2012. These facilities contain financial covenants including a fixed charge coverage ratio and a consolidated leverage ratio. The revolving credit facility borrowings are limited by advance rates of percentages of eligible accounts receivable and inventory (the borrowing base) as defined by the revolving credit agreement. All guarantees and pledges of assets under the indebtedness repaid on December 9, 2005 were released upon its repayment with the borrowings under our current agreements.
     The maximum borrowing capacity at December 31, 2006 was $178,757, with $135,981 available for additional borrowings based on collateral and specified availability limitations. The term loan facility borrowings are secured by a first lien on the property, plant and equipment of the Company and its subsidiaries. The net proceeds of our initial public offering (see Note 9) were used to repay indebtedness and accrued interest under the first lien term loan facility in the amount of approximately $125,700 and repay indebtedness under the secured revolving credit facility in the amount of approximately $13,100. After this repayment, the term loan requires quarterly principal payments of $125 through December 2011 and quarterly principal payments of approximately $11,800 thereafter until maturing in December 2012. The Company is in compliance with all covenants and restrictions defined in these credit agreements.
     As of December 31, 2006, maturities of the Company’s long-term debt is as follows:

Year	Maturity
2007	$500
2008	500
2009	500
2010	500
2011	500
2012	$47,000

Total	$49,500

7.  Derivatives
     The Company has the following derivative instruments outstanding as of December 31, 2006.
Crude Oil Collar Contracts
     The Company utilizes combinations of options to manage crude oil price risk and volatility of cash flows in its specialty products segment. These combinations of options are designated as cash flow hedges of the future purchase of crude oil. The Company’s policy is generally to enter into crude oil derivative contracts for a period no greater than three to six months forward and for 50% to 75% of anticipated crude oil purchases related to our specialty products production. At December 31, 2006, the Company had the following derivatives related to crude oil purchases.

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
January 2007	248,000	8,000	$48.66	$58.66	$68.66	$78.66
February 2007	224,000	8,000	49.28	59.28	69.28	79.28
March 2007	248,000	8,000	50.85	60.85	70.85	80.85

Totals	720,000
Average price			$49.61	$59.61	$69.61	$79.61
Crude Oil Swap Contracts
     The Company utilizes swap contracts to manage crude oil price risk and volatility of cash flows in its fuel products segment. The Company’s policy is generally to enter into crude oil swap contracts for a period no greater than five years forward and for no more than 75% of crude purchases used in fuels production. At December 31, 2006, the Company had the following derivatives related to crude oil purchases in its fuel products segment, all of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2007	1,710,000	19,000	65.14
Second Quarter 2007	1,728,000	18,989	64.68
Third Quarter 2007	1,742,000	18,935	65.51
Fourth Quarter 2007	1,742,000	18,935	65.51
Calendar Year 2008	8,143,000	22,249	67.37
Calendar Year 2009	7,482,500	20,500	66.04
Calendar Year 2010	5,840,000	16,000	67.40
Calendar Year 2011	363,500	996	65.99

Totals	28,751,000
Average price			$66.49
Fuels Product Swap Contracts
     The Company utilizes swap contracts to manage diesel, gasoline and jet fuel price risk and volatility of cash flows in its fuel products segment. The Company’s policy is generally to enter into diesel and gasoline swap contracts for a period no greater than five years forward and for no more than 75% of forecasted fuels sales.
Diesel Swap Contracts
     At December 31, 2006, the Company had the following derivatives related to diesel and jet fuel sales in its fuel products segment, all of which are designated as hedges except for 169,855 barrels in 2007. As a result of these barrels not being designated as hedges, the Company recognized $1,314 of gains in unrealized (loss) gain on derivative instruments in the consolidated statements of operations.

Diesel Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2007	1,080,000	12,000	81.10
Second Quarter 2007	1,092,000	12,000	80.74
Third Quarter 2007	1,102,000	11,978	81.36
Fourth Quarter 2007	1,102,000	11,978	81.36
Calendar Year 2008	4,941,000	13,500	82.18
Calendar Year 2009	4,562,500	12,500	80.50
Calendar Year 2010	3,650,000	10,000	80.52
Calendar Year 2011	273,000	748	76.52

Totals	17,802,500
Average price			$81.07
Gasoline Swap Contracts
     At December 31, 2006, the Company had the following derivatives related to gasoline sales in its fuel products segment, all of which are designated as hedges.

Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2007	630,000	7,000	72.09
Second Quarter 2007	636,000	6,989	71.38
Third Quarter 2007	640,000	6,957	72.67
Fourth Quarter 2007	640,000	6,957	72.67
Calendar Year 2008	3,202,000	8,749	76.17
Calendar Year 2009	2,920,000	8,000	73.45
Calendar Year 2010	2,190,000	6,000	75.27
Calendar Year 2011	90,500	248	70.87

Totals	10,948,500
Average price			$74.30
Natural Gas Swap Contracts
     The Company utilizes forward swap contracts to manage natural gas price risk and volatility of cash flows. These swap contracts are designated as cash flow hedges of the future purchase of natural gas. The Company’s policy is generally to enter into natural gas derivative contracts to hedge approximately 50% or more of its upcoming fall and winter months’ anticipated natural gas requirements. At December 31, 2006, the Company had the following derivatives related to natural gas purchases.

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
First Quarter 2007	600,000	$8.87
Third Quarter 2007	100,000	$7.99
Fourth Quarter 2007	150,000	$7.99
First Quarter 2008	150,000	$7.99

Totals	1,000,000
Average price		$8.52
Interest Rate Swap Contracts
     In 2006, the Company entered into a forward swap contract to manage interest rate risk related to its variable rate senior secured first lien term loan. The Company hedges the interest payments related to 85% of its future term loan indebtedness. This swap contract is designated as a cash flow hedge of the future payment of interest with LIBOR fixed at 5.44% per annum.
8.  Fair Value of Financial Instruments
     Our financial instruments, which require fair value disclosure, consist primarily of cash and cash equivalents, accounts receivable, financial derivatives, accounts payable and indebtedness. The carrying value of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. Derivative instruments are reported in the accompanying consolidated financial statements at fair value in accordance with SFAS No. 133. Based upon borrowing rates available to the Company for long-term debt with similar terms and the same remaining maturities, the fair value of long-term debt approximates carrying value at December 31, 2006. In addition, based upon fees charged for similar agreements, the face values of outstanding standby letters of credit approximate their fair value at December 31, 2006.
9.  Unit-Based Compensation
     Our general partner adopted a Long-Term Incentive Plan (the “Plan”) on January 24, 2006 for its employees, consultants and directors and its affiliates who perform services for us. The Plan provides for the grant of restricted units, phantom units, unit options and substitute awards and, with respect to unit options and phantom units, the grant of distribution equivalent rights (“DERs”). Subject to adjustment for certain events, an aggregate of 783,960 common units may be delivered pursuant to awards under the Plan. Units withheld to satisfy our general partner’s tax withholding obligations are available for delivery pursuant to other awards. The Plan is administered by the compensation committee of our general partner’s board of directors.
     On November 17, 2006, non-employee directors of the GP were granted phantom units under the terms of the Plan as part of their director compensation package related to fiscal year 2006. These phantom units have a four year service period, beginning on January 1, with one quarter of the phantom units vesting annually on each December 31 of the vesting period. Although full ownership of the common units related to the vesting of such phantom units does not transfer to the recipients until the phantom units vest, the recipients have DERs on these phantom units from the date of grant. The Company uses the market price of its units on the grant date to calculate the fair value and related compensation cost of the units. The Company amortizes this compensation cost to partners’ capital and selling general and administrative expense on the consolidated statement of operations using the straight-line method over the four year vesting period, as we expect these units to fully vest.
     A summary of the Company’s nonvested units as of December 31, 2006, and the changes during the year ended December 31, 2006, are presented below:

		Weighted-
		Average
		Grant Date
Nonvested Phantom Units	Grant	Fair Value
Nonvested at January 1, 2006	—	$—
Granted	7,296	33.63
Vested	(1,824)	33.63
Forfeited	—	—

Nonvested at December 31, 2006	5,472	$33.63

     For the year ended December 31, 2006, compensation expense of $61 was recognized in the consolidated statements of operations related to vested unit grants. As of December 31, 2006, there was a total of $184 of unrecognized compensation costs related to nonvested unit grants. These costs are expected to be recognized over a weighted-average period of three years.
10.  Employee Benefit Plan
     The Partnership has a defined contribution plan administered by one of its limited partners. All full-time employees who have completed at least one hour of service are eligible to participate in the plan. Participants are allowed to contribute 0% to 100% of their pre-tax earnings to the plan, subject to government imposed limitations. The Partnership matches 100% of each 1% contribution by the participant up to 3% and 50% of each additional 1% contribution up to 5% for a maximum contribution by the Company of 4% per participant. The Company’s matching contribution was $1,109 for the year ended December 31, 2006. The plan also includes a profit-sharing component. Contributions under the profit-sharing component are determined by the Board of Directors of GP and are discretionary. The Partnership’s profit sharing contribution was $870 for the year ended December 31, 2006.
11.  Transactions with Related Parties
     During the year ended December 31, 2006, the Company had sales to related parties of $904. Trade accounts and other receivables from related parties at December 31, 2006 were $210. The Company also had purchases from related parties during the year ended December 31, 2006 of $1,228. Accounts payable to related parties at December 31, 2006 were $358.
     A limited partner provides certain administrative and accounting services to the Company for an annual fee. Such services include, but are not necessarily limited to, advice and assistance concerning aspects of the operation, planning, and human resources of the Company. Payments for the year ended December 31, 2006 were $549.

     The Company participates in a self-insurance program for medical benefits with a limited partner and several other related companies. In connection with this program, contributions are made to a voluntary employees’ benefit association (VEBA) trust. Contributions made by the Company to the VEBA for the year ended December 31, 2006 totaled $3,093.
     The Company has placed a portion of its insurance underwriting requirements, including general liability, automobile liability, excess liability, workers’ compensation as well as directors’ and officers’ liability with a commercial insurance brokerage business. A member of the board of directors of our general partner serves as an executive of this commercial insurance brokerage company. The total premiums paid to this company by Calumet for the year ended December 31, 2006 were approximately $1,647.
     The Company participates in a self-insurance program for workers’ compensation with a limited partner and several other related companies. In connection with this program, contributions are made to the limited partner. Contributions made by the Company to the limited partner for the year ended December 31, 2006 totaled $213.
     The Company participates in a self-insurance program for general liability with a limited partner and several related companies. In connection with this program, contributions are made to the limited partner. Contributions made by the Company to the limited partner for the year ended December 31, 2006 totaled $563.
12. Change in Accounting for Turnaround Costs
     The Company adopted the Position on January 1, 2007 and began using the deferral method to account for turnaround costs. Under this method, actual costs of an overhaul are capitalized as incurred and amortized to cost of sales until the next overhaul date. Prior to the adoption of this standard, the Company accrued for such overhaul costs in advance and recorded the charge to cost of sales. As a result of the adoption of the Position, the Company has adjusted prior periods to account for turnaround costs as capitalized costs, recorded in other noncurrent assets on the consolidated balance sheets, in lieu of accrued turnaround costs. The effects of these adjustments were as follows:

	December 31, 2006
Consolidated Balance Sheets	As Reported	As Adjusted
Other noncurrent assets, net	$3,233	$4,710
Total assets	530,478	531,955
Turnaround costs	5,105	—
Current liabilities	102,489	97,384
Total liabilities	151,489	146,384
Minority interest	183,335	183,243
Members’ capital	195,654	202,328
Total liabilities and members’ capital	530,478	531,955
13.  Subsequent Events
     On January 5, 2007, the Partnership declared a quarterly cash distribution of $0.60 per unit on all outstanding units, or $18,673, for the quarter ended December 31, 2006. The distribution was paid on February 14, 2007 to unitholders of record as of the close of business on February 4, 2007. This quarterly distribution of $0.60 per unit equates to $2.40 per unit, or $74,691, on an annualized basis. The GP’s portion of this quarterly cash distribution was $4,054.